SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Check the appropriate box:
[_]  Preliminary Proxy Statement                  [_] Soliciting Material Under Rule
[_]  Confidential, For Use of the                        14a-12
       Commission Only (as permitted
       by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[_]  Definitive Additional Materials

AMERON INTERNATIONAL CORPORATION
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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AMERON INTERNATIONAL CORPORATION
CORPORATE OFFICES: 245 SOUTH LOS ROBLES AVE.
PASADENA, CALIFORNIA 91101

____________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
____________________

To the stockholders:

     The 2008 Annual Meeting of Stockholders (the “Annual Meeting”) of Ameron International Corporation, a Delaware corporation (the “Company”) will be held at The Pasadena Hilton Hotel, 168 South Los Robles Ave., Pasadena, California, on Wednesday, March 26, 2008 at 10:00 a.m. for the following purposes:

1.	To elect two directors to hold office for a term of three years, or until their successors are elected and qualified.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as independent public accountants of the Company for fiscal year 2008.

3.	To approve the Company’s Amended and Restated Key Executive Long-Term Cash Incentive Plan (the “LTIP”) to enable certain compensation paid under the LTIP to qualify as deductible performance-based compensation under Section 162(m) of the Internal Revenue Code.

4.	To ratify the Rights Agreement entered into between the Company and Computershare Trust Company, N.A., as Rights Agent, on November 12, 2007 (the “Rights Agreement”).

5.	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on February 12, 2008 as the record date for the determination of the stockholders entitled notice of, and to vote at, the Annual Meeting and any adjournments thereof.

Javier Solis,
Secretary

February 25, 2008

YOUR VOTE IS IMPORTANT

     Holders of a majority of the outstanding voting shares of the Company must be present either in person or by proxy in order for business to be transacted at the Annual Meeting. Whether or not you expect to attend the Annual Meeting, your vote is important.

     PLEASE SIGN AND RETURN YOUR PROXY CARD PROMPTLY. A returned envelope, requiring no postage if mailed in the United States, is enclosed for your convenience in replying.

     If you are a stockholder of record as of February 12, 2008 and plan to attend the Annual Meeting, please check your proxy card in the space provided. If your shares are not registered in your name please advise the stockholder of record (your broker, bank, etc.) that you wish to attend. That firm will provide you with evidence of ownership which will admit you to the meeting.

AMERON INTERNATIONAL CORPORATION
CORPORATE OFFICES: 245 SOUTH LOS ROBLES AVE.
PASADENA, CALIFORNIA 91101

____________________

PROXY STATEMENT
FEBRUARY 25, 2008
____________________

General

     This proxy statement is furnished in connection with the solicitation of proxies for use at the 2008 Annual Meeting of Stockholders (the “Annual Meeting”) of Ameron International Corporation (“Ameron” or the “Company”) to be held at the time and place and for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders. This proxy statement and the proxy card included herewith were first sent to stockholders on or about February 25, 2008.

     The record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting is February 12, 2008. On such date, there were issued, outstanding and entitled to vote, 9,159,996 shares of common stock of the Company (“Common Stock”). Every stockholder is entitled to one vote for each share of Common Stock registered in his or her name at the close of business on the record date, except that stockholders may cumulate their votes in the election of directors as discussed below under “Election of Directors.” The Common Stock is the only class of voting stock outstanding.

Proxies

     Please sign, date and return the enclosed proxy card to ensure that your shares are voted. The proxy may be revoked at any time prior to the exercise thereof. A proxy can be revoked by filing either an instrument revoking the proxy or a duly executed proxy bearing a later date with the Secretary of the Company, or by attending the Annual Meeting and voting in person. Each proxy will be voted as instructed, and if no instruction is given, will be voted FOR the election of the two nominees for director named herein, FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent public accountants of the Company for fiscal year 2008, FOR the approval of the Amended and Restated Key Executive Long-Term Cash Incentive Plan and FOR the ratification of the Rights Agreement. The named proxies may vote in their discretion upon such other matters as may properly come before the Annual Meeting.

Transaction of Business

     The presence at the Annual Meeting in person or by proxy of the holders of a majority of the outstanding shares of Common Stock as of the record date is required for the transaction of business. This is called a “quorum.” A stockholder’s shares are counted as present at the Annual Meeting if the stockholder is present at the Annual Meeting and votes in person or a proxy has been properly submitted by the stockholder or on the stockholder’s behalf. Both abstentions and broker non-votes shall be counted for the purposes of the determination of the presence or absence of a quorum at the Annual Meeting.

     “Broker non-votes” are shares of Common Stock held by brokers or nominees over which the broker or nominee lacks discretionary power to vote and for which the broker or nominee has not received specific voting instructions from the beneficial owner. While the shares of Common Stock that reflect “broker non-votes” are considered to be present and entitled to vote for the purposes of determining a quorum and may be entitled to vote on other matters, for purposes of determining the outcome of any matter as to which the broker or nominee does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter.

Vote Required and Treatment of Votes for each Proposal

     Assuming a quorum is present in person or by proxy at the Annual Meeting:

  The two nominees for director receiving the greatest number of votes cast will be elected. Abstentions are not counted for purposes of election of directors.

  To be ratified, the selection of PricewaterhouseCoopers LLP as independent public accountants must receive the affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting. Abstentions have the effect of negative votes.

  To be approved, the Company’s Amended and Restated Key Executive Long-Term Cash Incentive Plan must receive the affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting. Abstentions have the effect of negative votes. “Broker non-votes” will not be taken into account in determining the outcome of the adoption of this proposal.

  To be ratified, the Company’s Rights Agreement must receive the affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting. Abstentions have the effect of negative votes. “Broker non-votes” will not be taken into account in determining the outcome of the adoption of this proposal.

ELECTION OF DIRECTORS
(PROXY ITEM 1)

     As of the date of this proxy statement, the Bylaws of the Company provide that the Board of Directors of Ameron (the “Board”) shall be composed of seven directors, divided into three classes. Directors are elected for three-year terms, and one class is elected at each annual meeting of the Company’s stockholders. Pursuant to a policy adopted by the Board, no person may serve as a director after the date of the first annual meeting of stockholders subsequent to such person’s 72nd birthday.

     Two Class I directors are to be elected at the Annual Meeting. James S. Marlen and David Davenport were elected to their present terms of office as Class I directors at the Company’s 2005 Annual Meeting. Class I directors elected at the Annual Meeting will hold office until the 2011 Annual Meeting or until their respective successors have been elected and qualified. Both of the nominees have consented to being named herein and to serve if elected. In the event that either of the nominees should become unavailable prior to the Annual Meeting, proxies in the enclosed form will be voted for a substitute nominee or nominees designated by the Board or at its option, the Board may reduce the number of directors that constitutes the entire Board.

     Stockholders have cumulative voting rights with respect to the election of directors. Cumulative voting rights entitle a stockholder to a total number of votes equal to the number of directors to be elected multiplied by the number of shares of Common Stock owned by the stockholder, and to distribute such votes to one or more nominees as the stockholder determines. Unless a stockholder indicates otherwise on the proxy card, if a stockholder votes “FOR” all nominees, the proxies will allocate such stockholder’s votes equally among the nominees listed above. If a stockholder withholds authority to vote for any nominee or nominees, the proxies will allocate such person’s votes equally among the nominees listed above except those for whom the stockholder withholds authority to vote.

     THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF THE CLASS I NOMINEES, AND THE ENCLOSED PROXY CARD WILL BE SO VOTED UNLESS THE STOCKHOLDER SPECIFIES OTHERWISE.

THE BOARD AND ITS COMMITTEES

Information as to Nominees and Continuing Directors

     The following table sets forth the names of and certain other information about the nominees for election as a director and those directors who will continue to serve after the Annual Meeting.

Name	Age	Director Since
Class I – Nominees for Election
James S. Marlen	66	1993
David Davenport	57	2002

Class II – Term Expires 2009
Terry L. Haines	61	1997
John E. Peppercorn	70	1999
William D. Horsfall	64	2006

Class III – Term Expires 2010
J. Michael Hagan	68	1994
Dennis C. Poulsen	65	2002

     The following summaries set forth the principal occupation and business experience during the past five years as well as certain other affiliations of each nominee for director and each director whose term continues after the Annual Meeting. The summaries are based on information provided to the Company by the nominees and continuing directors.

Nominees for Director

     James S. Marlen. Chairman of the Board since 1995, Chief Executive Officer since 1993 and President from 1993 to 2008. Formerly Vice President and Officer of GenCorp, Inc. and President, GenCorp Polymer Products, the consumer and industrial product sector of GenCorp, Inc. Mr. Marlen is director of A. Schulman, Inc. (NASDAQ), a leading multinational manufacturer of high-performance plastics, compounds and resins, and Parsons Corporation, a privately-held, worldwide engineering and construction firm. Mr. Marlen was named a Distinguished Engineering Fellow of the University of Alabama, and in 1998, he was inducted into the State of Alabama Engineering Hall of Fame. Mr. Marlen is also a director of various civic and trade organizations.

     David Davenport. Distinguished Professor of Public Policy and Law – Pepperdine University since 2003 and Research Fellow, Hoover Institution, Stanford University, since August 2001. Director of Salem Communications, a provider of radio programming, and Forest Lawn Memorial Parks Association, a memorial parks service company.

Continuing Directors

     Terry L. Haines. Retired Chairman of the Board, President and Chief Executive Officer of A. Schulman, Inc., a leading multinational manufacturer of high-performance plastics, compounds and resins. Director of First Merit Bank Corp.

     John E. Peppercorn. Retired Vice President of Chevron Corporation and President of Chevron Chemical Co. LLC, a subsidiary of Chevron Corporation, manufacturer of industrial chemicals.

     William D. Horsfall. Founder and Senior Partner of Lucas, Horsfall, Murphy and Pindroh, LLP, an accounting services and business consulting firm, since 1980. Certified Public Accountant licensed in California since 1967.

     J. Michael Hagan. Retired Chairman, President and Chief Executive Officer of Furon Company, a manufacturer of polymer components. Director of Remedytemp, Inc., a temporary staffing and employment company; PIMCO Funds, an investment management services company; and Fleetwood Enterprises, a manufacturer of recreational vehicles and producer of manufactured housing.

     Dennis C. Poulsen. Chief Executive Officer of Rose Hills Company, one of the largest memorial park service companies in the U.S., from 2000 to February 2002. Non-executive Chairman of Rose Hills Company since February 2002 and director of Payden Funds since 1992.

Fiscal Year 2007 Director Compensation Table

     The table below sets forth the compensation earned by the Company’s non-employee directors for the fiscal year ended November 30, 2007 (“fiscal year 2007”). Mr. James S. Marlen, the Company’s Chief Executive Officer, did not receive compensation in fiscal year 2007 in respect of his services as a director.

					Change in
					Pension Value
	Fees				and Nonqualified
	Earned	Stock	Option	Non-Equity	Deferred	All Other
	or Paid in	Awards	Awards	Incentive Plan	Compensation	Compensation
Name (1)	Cash $	$ (1)(2)	$ (3)	Compensation $	Earnings $	$ (4)	Total $
David Davenport	85,500	111,591	14,600	—	—	1,570	213,261
J. Michael Hagan	65,500	69,430	14,599	—	—	1,570	151,099
Terry L. Haines	57,800	69,430	14,600	—	—	1,570	143,400
William D. Horsfall	58,500	11,830	—	—	—	700	71,030
John E. Peppercorn	87,000	69,430	14,600	—	—	1,570	172,600
Dennis C. Poulsen	82,500	111,591	14,600	—	—	1,570	210,261
____________________

(1)	Certain awards of restricted stock were made in fiscal years 2006 and 2007 under the Company’s Restricted Stock Agreement pursuant to the 2004 Stock Incentive Plan. The amounts shown in this column consist of the compensation cost of the awards of restricted stock that were recognized in fiscal year 2007 by the Company pursuant to Statement of Financial Accounting Standards 123R, Share Based Payment (“SFAS 123R”). Additional information related to the calculation of the compensation cost and the assumptions used is set forth in Note 13 Incentive Stock Compensation Plans of the Notes to the Consolidated Financial Statements of the Company’s Annual Report on Form 10-K for fiscal year 2007.

(2)

Awards of 1,000 shares of restricted stock were granted on March 21, 2007 to the non-employee directors. Under SFAS 123R, the fair value of the awards on the date of grant was $69,430, based on the per share closing price of the Common Stock on the New York Stock Exchange on March 21, 2007 of $69.43.

At November 30, 2007, Messrs. Davenport, Hagan, Haines, Peppercorn and Poulsen each had 1,900 unvested shares of restricted stock and Mr. Horsfall had 1,000 unvested shares of restricted stock.

(3)

Certain stock options were granted in fiscal years 2003, 2004 and 2005 under the Company’s Non-Employee Director Stock Option Agreement pursuant to the 2001 Stock Incentive Plan and the 2004 Stock Incentive Plan. The amounts shown in this column consist of the compensation cost of stock option grants that were recognized in fiscal year 2007 by the Company pursuant to SFAS 123R. Additional information related to the calculation of the compensation cost and the assumptions used is set forth in Note 13 Incentive Stock Compensation Plans of the Notes to the Consolidated Financial Statements of the Company’s Annual Report on Form 10-K for fiscal year 2007.

At November 30, 2007, the number of options outstanding for each non-employee director were as follows: Mr. Davenport 2,250; Mr. Hagan 15,000; Mr. Haines 8,250; Mr. Peppercorn 15,000 and Mr. Poulsen 2,250.

(4)	Dividends paid on unvested restricted stock. These amounts were not factored into the grant date fair value for the stock award.

Director Compensation

     Generally, directors who are not officers or employees of the Company receive an annual retainer of $36,000 plus $2,200 for each Board meeting attended and $1,500 for each meeting of committees of the Board attended. Meeting fees are paid to each director who attends and actively participates. In addition, the chairman of the Audit Committee receives an annual retainer of $7,000, the chairman of the Compensation Committee receives an annual retainer of $6,000 and the chairman of the Nominating & Corporate Governance Committee receives an annual retainer of $3,000. Directors are also provided or reimbursed for travel (including spousal travel for certain meetings), lodging and other customary expenses incurred in attending Board, committee and stockholder meetings. Directors are available for consultation at any time by management and normally receive no additional compensation for such consultation. Directors receive an annual grant of restricted stock on the first business day following the date of an annual meeting of stockholders in amounts determined by the Board from time to time. In fiscal year 2007 each director received a grant of 1,000 shares of restricted stock.

Committees of the Board

     As of the date of this proxy statement, the Board has standing committees, with duties, current membership and number of meetings for each as shown below.

Audit Committee	8 meetings held during fiscal year 2007
Members:
J. Michael Hagan,Chairman
David Davenport
Terry L. Haines
William D. Horsfall

     The Audit Committee represents and assists the Board in discharging its oversight responsibility relating to accounting and internal and external audit matters affecting the Company. The Audit Committee is governed by a charter. A more detailed description of the functions of the Audit Committee can be found in the Audit Committee Charter, a copy of which can be found on the Company’s website www.ameron.com by following the links to “Shareholders” and “Corporate Governance” or upon written request as set forth below under “Additional Information.” As required by the Audit Committee Charter and the New York Stock Exchange’s corporate governance standards, all members of the Audit Committee are “independent” as discussed below under “Director Independence.” Each of the members of the Audit Committee is also financially literate and has accounting or related financial management expertise as required by the New York Stock Exchange’s corporate governance standards. The Board has determined that Mr. William D. Horsfall meets the definition of “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K promulgated by the Securities and Exchange Commission (the “SEC”).

Compensation Committee	14 meetings held during fiscal year 2007
Members:
John E. Peppercorn, Chairman
David Davenport
Dennis C. Poulsen

     The Compensation Committee supervises and acts upon matters involving the compensation of the Company’s top managerial and executive officers. The Compensation Committee is governed by a charter. A more detailed description of the functions of the Compensation Committee can be found in the Compensation Committee Charter, as amended, a copy of which can be found at the Company’s website www.ameron.com by following the links to “Shareholders” and “Corporate Governance” or upon written request as set forth below under “Additional Information.”. As required by the Compensation Committee Charter and the New York Stock Exchange’s corporate governance standards, all members of the Compensation Committee are “independent” as discussed below under “Director Independence.”

Executive Committee	No meetings held during fiscal year 2007
Members:
James S. Marlen, Chairman
J. Michael Hagan
John E. Peppercorn
Dennis C. Poulsen

     The Executive Committee acts on matters delegated to it by the Board between meetings of the Board or while the Board is not in session.

Nominating & Corporate Governance Committee	3 meetings held during fiscal year 2007
Members:
Dennis C. Poulsen, Chairman
Terry L. Haines
John E. Peppercorn

     The Nominating & Corporate Governance Committee identifies, reviews and recommends qualified candidates to be elected or reelected to the Board and to be appointed to serve on various committees, reviews procedures and policies of the Board, and oversees the structure, composition and functioning of the Board. The Nominating & Corporate Governance Committee is governed by a charter. A more detailed description of the functions of the Nominating & Corporate Governance Committee can be found in the Nominating & Corporate Governance Charter, as amended, a copy of which can be found at the Company’s website www.ameron.com by following the links to “Shareholders” and “Corporate Governance” or upon written request as set forth below under “Additional Information.” As required by the Nominating & Corporate Governance Committee Charter and the New York Stock Exchange’s corporate governance standards, all members of the Nominating & Corporate Governance Committee are “independent” as discussed below under “Director Independence.”

     The Board met a total of six times in fiscal year 2007, and all directors attended at least 75% of the aggregate number of meetings of the Board and Board committees on which they served for the period in which they served.

     Non-management directors meet regularly in executive sessions without management and preside over non-management meetings in rotating order by seniority determined by length of Board service. Non-management directors are those directors who are not Company officers.

     All directors attended the 2007 Annual Meeting. Although the Company does not have a formal policy regarding attendance by directors at annual meetings of the Company’s stockholders, all directors are strongly encouraged to attend.

Director Nomination Process

     The Board is responsible for selecting nominees for election to the Board by the stockholders. In general, the Company seeks as directors, individuals with substantial management experience who possess the highest personal values, judgment and integrity, an understanding of the environment in which the Company does business, and diverse business and financial experience. The Nominating & Corporate Governance Committee recommends to the Board candidates for election or reelection to the Board. Candidates are selected from qualified individuals recommended by the Board, the Nominating & Corporate Governance Committee or any other reliable source, including stockholders, as discussed more fully below. The Nominating & Corporate Governance Committee then makes its recommendations based on the needs of the Board as determined by periodic evaluations of the Board’s performance and composition, as well as the individual strengths and weaknesses of the candidates.

     Stockholders may submit written recommendations for nominees directly to the Secretary of the Company at the address of the Company’s corporate offices located at 245 S. Los Robles Avenue, Pasadena, CA 91101. To be timely, any such notice must be received at the corporate offices of the Company not less than sixty (60) and not more than one hundred twenty (120) days prior to the date of such annual meeting; provided, however, that in the event that the first public disclosure (whether by mailing of a notice to stockholders, press release or otherwise) of the date of such annual meeting is made less than sixty-five (65) days prior to the date of such annual meeting, notice by the stockholder will be timely if received not later than the close of business on the tenth (10th) day following the day on which such first public disclosure was made. Such stockholder’s notice with respect to a proposed nomination shall set forth (i) the name, age, business and residence address and principal occupation or employment of such nominee proposed in such notice; (ii) the name and address of the stockholder giving the notice as the same appears in the Company’s stock register; (iii) the number of shares of Common Stock which are beneficially owned by each such nominee and by such stockholder; and (iv) such other information concerning each such nominee as would be required, under the rules of SEC, to be disclosed in a proxy statement soliciting proxies for the election of such nominee. Such notice must also include a signed consent of each such nominee to serve as a director of the Company, if elected.

Compensation Committee Interlocks and Insider Participation

     Messrs. Peppercorn, Davenport and Poulsen, each of whom is an outside director, served on the Compensation Committee in fiscal year 2007. During fiscal year 2007, there were no relationships or transactions between the Company and any member of the Compensation Committee requiring disclosure hereunder.

Director Independence

     As part of its Corporate Governance Guidelines, the Board has adopted Independence Standards, which are attached hereto as Exhibit A. The Board has affirmatively determined that each of Messrs. Davenport, Hagan, Haines, Horsfall, Peppercorn and Poulsen are “independent” within the meaning of the Company’s Independence Standards and the New York Stock Exchange’s corporate governance standards. In making that determination, the Board applied standards established by the Company’s Corporate Governance Guidelines, including the Independence Standards, in addition to any relevant facts and circumstances, including the fact that there are no relationships between the Company and any of the independent directors. The Company’s Corporate Governance Guidelines can be found on the Company’s website located at www.ameron.com by following the links to “Shareholders” and “Corporate Governance” or upon written request as set forth below under “Additional Information.”

Code of Business Conduct & Ethics

     The Company has adopted a Code of Business Conduct & Ethics (the “Code of Ethics”), which is designed to focus directors, officers and employees of the Company on areas of ethical risk, provide guidance to help recognize and deal with ethical issues, provide mechanisms to report unethical conduct, and help foster a culture of honesty and accountability. Each director, officer and employee is required to comply with the Code of Ethics, including the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, and other persons performing similar functions. The Code of Ethics can be found on the Company’s website located at www.ameron.com by following the links to “Shareholders” and “Corporate Governance” or upon written request as set forth below under “Additional Information.” The Company will disclose amendments to or waivers from provisions of the Code of Ethics by posting such information on its website.

Communications with the Board or Directors

     Stockholders and interested parties may communicate to any one of the independent directors, including the director presiding over executive sessions of non-management directors, in care of the Company’s Secretary at the Company’s corporate offices located at 245 S. Los Robles Avenue, Pasadena, CA 91101. All such communications will be directed to the entire Board. Stockholders and interested parties desiring to limit or direct their communications to only non-employee directors, a specific committee or an individual director such as the presiding director should so indicate on the envelope of the communication. All stockholder and interested parties communications will be forwarded to the applicable director(s).

Additional Information

     Copies of each of the Company’s Audit Committee Charter, Compensation Committee Charter, Nominating & Corporate Governance Committee Charter, Corporate Governance Guidelines and Code Ethics are available to stockholders upon written request addressed to the Secretary of the Company at the Company’s corporate offices located at 245 S. Los Robles Avenue, Pasadena, CA 91101.

PROPOSAL FOR RATIFICATION OF APPOINTMENT
OF INDEPENDENT PUBLIC ACCOUNTANTS
(PROXY ITEM 2)

     The Board, upon recommendation of its Audit Committee, has appointed the firm of PricewaterhouseCoopers LLP, as independent public accountants to examine the Company’s financial statements for its fiscal year ending November 30, 2008. This firm has no financial interest of any kind in the Company or its subsidiaries other than its work as the Company’s independent public accountants. The firm has had no connection with the Company or its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee. A member of the firm of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting to answer questions and to make a statement if he or she desires to do so.

     THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF THE FIRM OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR FISCAL YEAR 2008, AND THE ENCLOSED PROXY CARD WILL BE SO VOTED UNLESS THE STOCKHOLDER SPECIFIES OTHERWISE.

     If the appointment is not ratified by a majority of the shares of Common Stock represented at the Annual Meeting on this proposal, the adverse vote will be considered as a directive to the Board to select other independent public accountants for the following fiscal year. However, because of the difficulty and expense of making any substitution so long after the beginning of the current fiscal year, it is contemplated that the appointment for the fiscal year ending November 30, 2008 will be permitted to stand unless the Board finds other good reason for making a change.

PROPOSAL FOR APPROVAL OF THE
AMENDED AND RESTATED
KEY EXECUTIVE LONG-TERM CASH INCENTIVE PLAN
(PROXY ITEM 3)

Background

     The Board adopted an amended and restated version of the Company’s Key Executive Long-Term Cash Incentive Plan on January 30, 2008 (as amended and restated, the “LTIP”), and has directed that the LTIP be submitted to the stockholders for approval at the Annual Meeting. The original version of the Key Executive Long-Term Cash Incentive Plan was approved by the Company’s stockholders in 2003. The approval of the stockholders being sought hereby is necessary to ensure that awards made pursuant to the LTIP will not be subject to the deduction limits under Section 162(m) of the Internal Revenue Code of 1986 (“Code”).

     In general, Section 162(m) of the Code places a limit on the deductibility for federal income tax purposes of the compensation paid to the Named Executive Officers (as defined below under “Executive Compensation—Fiscal Year 2007 Summary Compensation Table), other than Messrs. McLaughlin, Friedrich and Giese, who were employed by the Company at the end of fiscal year 2007. Under Section 162(m) of the Code, compensation paid to such executives in excess of $1 million in a taxable year is not generally deductible. However, compensation that qualifies as “performance-based” as determined under Section 162(m) does not count against the $1 million limitation. For purposes of Section 162(m) of the Code, for compensation to be considered “performance-based” and thus not subject to the deduction limitations, one of the requirements is that the material terms of the performance goals under which compensation may be paid must be disclosed to and approved by the Company’s stockholders.

     For purposes of Section 162(m) of the Code, the material terms of the LTIP include: (i) the employees eligible to receive compensation, (ii) a description of the business criteria on which the performance goal is based and (iii) the maximum amount of compensation that can be paid to an employee under the performance goal. Each of these aspects of the LTIP is discussed below, and stockholder approval thereof will be deemed to constitute approval of each of these aspects of the LTIP for purposes of the approval requirements of Section 162(m) of the Code.

Reasons for the LTIP

     The Board of Directors continues to believe that it is in the best interests of the Company and its stockholders to provide for a stockholder-approved plan under which awards paid to its executives can qualify for deductibility for federal income tax purposes. Accordingly, the Company has structured the LTIP in a manner such that payments under it can satisfy the requirements for “performance-based” compensation within the meaning of Section 162(m) of the Code.

Summary of the LTIP

     The purpose of the LTIP is to reward selected senior-level executives who make important contributions to the long-term financial and strategic performance of the Company and its operations. The following is only a summary description of the LTIP and is qualified in it entirety by reference to the full text of the LTIP attached as Exhibit B.

     The LTIP is administered by the Compensation Committee. The Compensation Committee has the authority to make all determinations necessary or advisable for the ongoing administration of the LTIP and to correct or supply any omission or to reconcile any inconsistency in the LTIP in the manner and to the extent that the Compensation Committee, in its sole discretion, deems desirable to carry the LTIP into effect.

     The LTIP provides an opportunity for participants to earn a cash payment following the completion of a Performance Cycle (as defined below) based on the Company’s performance relative to performance objectives for that Performance Cycle. “Performance Cycles” are established by the Compensation Committee and are currently three years in length, and a new Performance Cycle begins each fiscal year. New performance objectives are established by the Compensation Committee for each Performance Cycle from among the following measures: revenue, net cash flow, net income, operating income, earnings per share, return on sales, return on equity, return on net assets employed, and return on total capital.

     Cash awards may be made under the LTIP to persons who are executive officers, other key employees and consultants who are recommended by the Company’s Chief Executive Officer and approved by the Compensation Committee. Participation in any one Performance Cycle does not guarantee the right to participate in any subsequent Performance Cycle. Notwithstanding the foregoing, the Compensation Committee may extend participation or benefits to any participant as it deems fit in its sole and absolute discretion. Eleven executives are currently eligible to participate in the LTIP.

     For each Performance Cycle, the Compensation Committee assigns cash compensation targets to each participant, expressed as a percentage of the participant’s salary (a “Target Award” ), based on the participant’s level of responsibility, ability to influence long-term Company performance, and competitive pay considerations. In addition, the Compensation Committee establishes performance objectives for the Performance Cycle as well as the relationship between awards and different levels of achievement relative to the performance objectives. A participant’s Target Award and the relationship between the participant’s award and different levels of achievement are described in a Participation Agreement entered into between the Company and the participant for each Performance Cycle, a form of which is attached as Exhibit B.

     The Compensation Committee will normally not adjust a participant’s Target Award during a Performance Cycle, but it reserves the right to adjust a Target Award downward in special circumstances as it deems fit, such as for example, due to the demotion of a participant provided that, in general, no such adjustments shall be made if such adjustments are inconsistent with Section 162(m) of the Code. In the event of a decrease in a participant’s Target Award during a Performance Cycle, calculation of the participant’s award for that Performance Cycle will be based on prorating each Target Award according to the number of days each was in effect during the Performance Cycle.

     Awards are determined by the Compensation Committee in accordance with the Participation Agreement entered into between the Company and participants no later than 90 days following the end of each Performance Cycle. The LTIP does not provide for discretionary payments outside of awards determined in accordance with the LTIP. However, the Compensation Committee reserves the right to adjust downward awards for any Performance Cycle if the Compensation Committee deems, in its sole discretion, that Company performance for the Performance Cycle was materially influenced by events not anticipated at the time that the performance objectives were established. The maximum amount of cash compensation payable to any individual under the LTIP in any one calendar year is limited to $1 million.

     The LTIP provides that awards must be paid in cash no later than 90 days following the end of the Performance Cycle, but in no event later than the 15th day of the third month following the end of the year in which the Performance Cycle ends.

     In the event of a participant’s termination of service for “cause” (as defined in the LTIP), the participant will not be entitled to receive an award with respect to the corresponding Performance Cycle. In the event of a participant’s termination of service for any reason other than for cause, death, disability or retirement prior to the end of a Performance Cycle, the participant will not be entitled to receive an award with respect to the corresponding Performance Cycle unless the number of full months of the participant’s service with the company during the Performance Cycle, divided by the number of months in the Performance Cycle, exceeds 50%, in which case the participant will be entitled to a pro-rata portion of an award for that Performance Cycle. In the event of a participant’s termination of service due to death, disability or retirement, the participant’s award will be prorated according to formulas specified in the LTIP.

     Upon a change of control of the Company prior to the end of any Performance Cycle, each participant will be entitled to receive an award under the LTIP equal to the participant’s Target Award for the Performance Cycle based on the assumption that the participant’s salary immediately prior to the change of control would remain constant for the remaining period of the Performance Cycle.

     The Board may terminate, suspend or revoke the LTIP, with or without notice. However, unless required by law, no change may be made to the LTIP that adversely affects an award due for a completed Performance Cycle or as a result of a change of control with the consent of the affected participant. Upon amendment, suspension or revocation of the LTIP, the Compensation Committee may, at its sole discretion, authorize the proration or early distribution, or a combination thereof, of awards under the LTIP, but only to the extent consistent with Section 409A of the Code.

     THE BOARD RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE THE COMPANY’S AMENDED AND RESTATED KEY EXECUTIVE LONG-TERM CASH INCENTIVE PLAN, AND THE ENCLOSED PROXY CARD WILL BE SO VOTED UNLESS THE STOCKHOLDER SPECIFIES OTHERWISE.

RATIFICATION OF RIGHTS AGREEMENT
(PROXY ITEM 4)

Background

     The Company’s stockholders are being asked to ratify the Rights Agreement entered into between the Company and Computershare Trust Company, N.A., as Rights Agent, on November 12, 2007 (the “Rights Agreement”). While none of the Company’s Certificate of Incorporation, Bylaws or applicable law require stockholder approval of a rights agreement or any similar arrangement, the Board has determined to request stockholder ratification of the Rights Agreement as a matter of good corporate governance. If the Rights Agreement is not ratified by the stockholders it will expire by its terms on November 11, 2008, as discussed below under “Summary of the Rights Agreement—Term.” The terms of the Rights Agreement have been tailored to meet the published guidelines of the Corporate Governance Policies and Guidelines issued by Institutional Shareholder Services (“ISS”), a proxy advisory firm for many institutional investors.

     The Rights Agreement is designed to, among other things, deter the use of coercive or abusive takeover tactics by one or more parties interested in acquiring the Company or a significant position in the Company’s common stock without offering fair value to all stockholders, as well as to generally assist the Board in representing the interests of all stockholders in connection with any takeover proposals. The Rights Agreement accomplishes these objectives by encouraging a potential acquiror to negotiate with the Board to have the rights redeemed prior to such party exceeding the ownership thresholds set forth in the Rights Agreement. If the rights are not redeemed and such party exceeds the ownership thresholds, the rights become exercisable at a discounted price resulting in both a dilution of the party’s holdings in the Company and making an acquisition thereof prohibitively more expensive by significantly increasing the number of shares of common stock that would have to be acquired to effect a takeover.

     The Company’s previous rights agreement expired by its terms on December 16, 2006. As a result, on November 12, 2007, the Company entered into the Rights Agreement. In considering the terms of the Rights Agreement, the Board consulted a proxy advisory firm, a financial advisor, published ISS guidelines and market literature. The result was that the Board approved the Rights Agreement in a form that includes a number of additional progressive provisions known as the ISS “best practice” provisions. The Board’s decision to adopt the Rights Agreement was not made in response to, or in anticipation of, any acquisition proposal and is not intended to prevent a non-coercive takeover bid or to keep the current management or directors in office.

Reasons for the Rights Agreement

     The Board believes that the Rights Agreement is in the best interests of the Company’s stockholders for several reasons. First, the Rights Agreement enables the Board, as elected representatives of the stockholders, to better respond to an unsolicited acquisition proposal. However, it does not prevent parties from making an unsolicited offer for or acquisition of the Company at a full and fair price. The Rights Agreement gives the Board the ability to defend stockholders against abusive tactics that could be used to gain control of the Company without paying stockholders a fair price for their shares. It also ensures that all stockholders are treated fairly and equally in an acquisition of the Company.

     The Rights Agreement also encourages potential acquirors to negotiate in good faith with the Board. This gives the Board significant power to negotiate on behalf of the stockholders to achieve a fair price that is consistent with the intrinsic value of the Company. It also blocks any transaction involving an acquiror who is unwilling to pay a reasonable premium over the then current market price. In any event the Board still has the same responsibilities to consider acquisition proposals in a manner consistent with the directors’ fiduciary duties to stockholders.

     The Rights Agreement also gives the Board the ability to run an auction of the Company or other sale process to the extent the Board has decided to sell the Company. It allows the Board to protect a negotiated transaction from uninvolved third parties once the auction or other sale process is completed. It also slows the process by which a potential acquiror may gain control of the Company, thereby affording the Board additional time to evaluate a proposed transaction and, if necessary, seek alternative courses of action to maximize stockholder value.

Summary of the Rights Agreement

     The following is a summary of certain material terms of the Rights Agreement. The statements below are only a summary and they are qualified in their entirety by reference to the terms of the Rights Agreement, which was filed as an exhibit to the Company’s Registration Statement on Form 8-A filed on November 13, 2007.

     Distribution of Rights. On September 19, 2007, the Board declared a dividend of one right (a “Right”) for each share of the Company’s common stock outstanding on November 16, 2007. Each Right entitles the holder thereof to purchase, subject to certain adjustments, one one-hundredth (1/100) of a share of the Company’s Series A Junior Participating Cumulative Preferred Stock (the “Preferred Shares”). Until the Rights become exercisable, all further issuances of common stock, including common stock issuable upon the exercise of outstanding options and warrants, carry the rights.

     Term. The Rights expire on November 11, 2008 unless approved by the Company’s stockholders, in which case the Rights expire on November 11, 2010, unless earlier redeemed or exchanged.

     Independent Director Review. If the stockholders ratify the Rights Agreement, a committee of the Board comprised entirely of independent directors will evaluate the Rights Agreement at least once prior to the third anniversary of the Rights Agreement, to determine whether the Rights Agreement continues to be in the best interests of the Company’s stockholders or, rather, if the Rights should be redeemed.

     Events Causing Exercisability of the Rights. The Rights become exercisable upon the earliest of the following dates:

1.	the tenth (10th) business day following the date of first public announcement that any person has acquired 20% or more of the Company’s voting stock (any such person, a “Triggering Stockholder” and the date of such public announcement, the “Triggering Date”);

2.	the tenth (10th) business day, or such later day as designated by the Board, following the date of the commencement of, or the announcement of an intention to make, an acquisition offer, the consummation of which would cause any person to become a Triggering Stockholder; or

3.	the first date on or after the Triggering Date on which a transaction is consummated in which (a) the Company is not the surviving entity, (b) the outstanding shares of common stock are exchanged for stock or assets of another person, or (c) 50% or more of the Company’s consolidated assets or earning power are sold (each, a “Flip-Over Event”).

     Effect of a “Flip In” Event. In the event any person becomes a Triggering Stockholder, a “Flip-In Event” will be deemed to have occurred. Following the occurrence of a Flip-In Event, each right will “flip-in” and become a right to receive, upon payment of the purchase price, $150.00, subject to adjustment as set forth in the Rights Agreement (the “Purchase Price”), a number of shares of common stock having a market value equal to two times the Purchase Price. If the Company does not have sufficient number of shares of common stock available for all Rights to be exercised, the Company will substitute for all or any portion of the shares of common stock that would otherwise be issuable upon the exercise of the Rights, cash, assets or other securities having the same aggregate value as such shares of common stock.

     Effect of a “Flip-Over” Event. If, following the date someone first becomes a Triggering Stockholder, a Flip-Over Event occurs, then each Right will be exercisable to purchase, at the Purchase Price, shares of common stock of the surviving corporation or purchaser with an aggregate market value equal to two times the Purchase Price.

     Exclusion of Acquiror. Rights held by a Triggering Stockholder and certain related persons are void.

     Qualified Offer and Stockholder Redemption. Notwithstanding the foregoing, the Rights Agreement would not be triggered by an all cash, fully financed cash offer for 100% of the outstanding shares of common stock at a per share offer price which represents a reasonable premium over the then current market price of a share of common stock for a period of 30 trading days immediately preceding the date on which the offer is commenced (a “Qualified Offer”). Stockholders may redeem the Rights in respect of a Qualified Offer, in which case, immediately thereafter, the right to exercise Rights will terminate and the only right of the holders of Rights thereafter will be to receive the Redemption Price, as defined below.

     The Board may Redeem the Rights. The Board may, at its option, direct the Company to redeem the Rights in whole, but not in part, at a price of $0.01 per Right (the “Redemption Price”) at any time prior to the earlier of (i) the tenth (10th) business day following the Triggering Date or (ii) the first Flip-Over Event. The date the Board takes such action is referred to as the “Redemption Date.” Immediately upon such action by the Board the right to exercise Rights will terminate and the only right of the holders of Rights thereafter will be to receive the Redemption Price.

     Amendments to the Rights Agreement. The Board may amend the Rights Agreement in any manner prior to the Rights becoming exercisable, except that the Board may not amend the Rights Agreement to extend the expiration date or delete any provisions in respect of the independent director review or a Qualified Offer. However, the Rights Agreement may not be amended after the earliest of (i) the tenth (10th) business day following the Triggering Date, (ii) the first Flip-Over Event or (iii) the Redemption Date, if such amendment would materially and adversely affect any holder of outstanding Rights other than the Triggering Stockholder.

     No Stockholder Rights Prior to Exercise. Until a Right is exercised, the holder thereof has no rights as a stockholder of the Company, other than rights resulting from such holder’s ownership of the shares of common stock to which the Rights are attached, including, without limitation, the right to vote or to receive dividends.

Stockholder Ratification

     Stockholders are being asked to ratify the Rights Agreement in an effort to determine the stockholders’ viewpoint on the advisability of the Rights Agreement. If the stockholders do not ratify the Rights Agreement, the Board intends to reevaluate the Rights Agreement and determine whether it believes the Rights Agreement in its current form continues to be in the stockholders’ best interests. The Board may, as a result of such reevaluation and determination, among other things, terminate the Rights Agreement, modify the terms of the Rights Agreement or allow the Rights Agreement to remain in place without change to expire by its terms on November 11, 2008.

     THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE RIGHTS AGREEMENT, AND THE ENCLOSED PROXY CARD WILL BE SO VOTED UNLESS THE STOCKHOLDER SPECIFIES OTHERWISE.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Security Ownership of Certain Beneficial Owners

     The table below sets forth information with respect to the Common Stock held by each person who beneficially owns, as of the dates set forth below, more than five percent of the Common Stock, based upon information provided to the Company by each stockholder.

Name and Address	Number of Shares of Stock
of Beneficial Owner	Beneficially Owned/As Of		Percent
Tontine Overseas Associates, L.L.C.	903,300/December 31, 2007	(1)	9.86
Tontine Capital Partners, L.P.
Tontine Capital Management, L.L.C.
Jeffery L. Gendell
55 Railroad Avenue, 3rd Floor
Greenwich, CT 06830

T. Rowe Price Associates, Inc.	832,100/December 31, 2007	(2)	9.09
100 E. Pratt Street
Baltimore, MD 21202

Invesco Ltd.	694,721/December 31, 2007		7.59
PowerShares Capital Management LLC
1360 Peachtree Street NE
Atlanta, GA 30309

Estate of Taro Iketani	612,792/December 20, 2007		6.69
Funakawara 18, Ichigaya
Shinjuku-ku
Tokyo, Japan
____________________

(1)	Tontine Overseas Associates, L.L.C. (“TOA”) stated it is a Delaware limited liability company which serves as investment manager to Tontine Capital Overseas Master Fund, L.P. (“TCO”), a Cayman Islands partnership, Tontine Capital Partners, L.P. (“TCP”) stated it is a Delaware limited partnership, Tontine Capital Management, L.L.C. (“TCM”) stated that it is a Delaware limited liability company, and Jeffrey L. Gendell (“Mr. Gendell”) stated that he is a U.S. Citizen. It is further stated that Mr. Gendell is managing member of TCM and TOA, and that TCM is general partner of TCP. It is further stated that Mr. Gendell, TCM, TCP and TOA have shared voting power and shared dispositive power with respect to the 903,300 shares reported to be beneficially owned by them.

(2)	T. Rowe Price Associates, Inc. stated that these securities are owned by various individual and institutional investors, including T. Rowe Price Small Cap Value Fund, Inc. which owns 520,000 shares, representing 5.68% of the shares outstanding, which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

Security Ownership of Management

     The table below sets forth information, as of February 1, 2008, with respect to the Common Stock beneficially owned by each director, nominee for director and Named Executive Officer (as defined below under “Executive Compensation—Fiscal Year 2007 Summary Compensation Table”), as well as by all directors and executive officers as a group:

		Number of	Number of
	Number of	Vested Shares	Rights to
	Shares of Stock	Held in Trust	Acquire
	Beneficially	Under 401(k)	Beneficial
Name	Owned (1) #	Plan #	Ownership (2) #	Percent (3)
DIRECTORS AND NOMINEES:
David Davenport	2,200	—	1,500	*
J. Michael Hagan	16,485 (4)	—	14,250	*
Terry L. Haines	8,780	—	7,500	*
William D. Horsfall	1,300	—	—	*
John E. Peppercorn	6,200	—	14,250	*
Dennis C. Poulsen	4,200	—	1,500	*

NAMED EXECUTIVE OFFICERS:
James S. Marlen	41,020	168	—	*
James R. McLaughlin	3,018	248	—	*
Gary Wagner	30,203 (5)	—	—	*
Javier Solis	21,462	—	—	*
Ralph S. Friedrich	1,018	—	—	*
Thomas P. Giese	4,033	—	—	*

DIRECTORS AND OFFICERS AS A GROUP
(INCLUDING THOSE ABOVE)	139,919	515	39,000	1.53% (6)
____________________

(1)	Direct ownership except as otherwise noted.

(2)	Represents shares subject to options which could be exercised by April 1, 2008 by the named individuals or the Group.

(3)	Shares of stock beneficially owned and vested shares held under 401(k) Plan as a percent of total outstanding shares as of February 1, 2008.

(4)	Held in Hagan Family Trust, a Living Trust.

(5)	4,709 of these shares are owned jointly with his wife.

(6)	If the 39,000 shares subject to exercisable options held by directors and officers as a group were included in the total amount of shares outstanding, then the percentage of Common Stock owned by the group would be 1.95%.

*	Percentage owned of less than 1% of total outstanding shares not shown.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and holders of more than 10% of Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. The Company believes that during the fiscal year ended November 30, 2007 all Section 16(a) filing requirements were met except that one Form 4 was filed late to report the purchase of Common Stock under the Company’s 401(k) Savings Plan by Daniel J. Emmett. The Form 4 was promptly filed upon discovery of the inadvertent omission.

Equity Compensation Plan Information

     The following table sets forth certain information as of November 30, 2007, regarding the Company’s 1994 Non-Employee Director Stock Option Plan, the 2001 Stock Incentive Plan and the 2004 Stock Incentive Plan.

	Number of	Weighted-	Number of Securities
	Securities to	Average	Remaining Available
	be Issued Upon	Exercise Price	for Future Issuance
	Exercise of	of Outstanding	under Equity
	Outstanding	Options,	Compensation Plans
	Options, Warrants	Warrants and	(Excluding Securities
	and Rights #	Rights $	Reflected in (a)) #
	(a)	(b)	(c)
Equity compensation plans approved by
security holders (1)	54,250	30.80	298,950

Equity compensation plans not approved by
security holders (2)	13,000	20.28	N/A

TOTAL	67,250	28.77	298,950
____________________

(1)	The approved equity compensation plans consists of the 1994 Non-Employee Director Stock Option Plan, the 2001 Stock Incentive Plan and the 2004 Stock Incentive Plan.

(2)	On January 24, 2001, the Board approved grants of options to purchase 6,000 shares of Common Stock to Non-management directors serving as a director at such time. These options are exercisable until January 24, 2011 and have an exercise price of $20.2813 per share, representing the fair market value of the shares on the date of the grant.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

     The following section provides an overview and analysis of the Company’s executive compensation program. “CEO” and “PEO” refer to the Chief Executive Officer of the Company. “CFO” and “PFO” refer to the Chief Financial Officer of the Company.

Administration

     The Company’s executive compensation program is administered by the Compensation Committee, which is composed of three independent directors. The Compensation Committee has retained Mercer Consulting as its principal independent compensation consultant with respect to the Company’s executive compensation matters. In its role as consultant to the Compensation Committee, Mercer Consulting is retained directly by the Compensation Committee, which has the authority to select, retain, and/or terminate its relationship with Mercer Consulting at its sole discretion. The Compensation Committee typically reviews the compensation of the Named Executive Officers on an annual basis in late January or early February. The Compensation Committee typically requests the recommendations of the CEO regarding the compensation of the CFO and other Named Executive Officers other than himself; however, final decisions regarding the compensation of all Named Executive Officers are made solely by the Compensation Committee and authorized by the Board.

Objectives

     Ameron is a multinational manufacturer of highly-engineered products and materials for the chemical, industrial, energy, transportation and infrastructure markets. Ameron is the leading producer of water transmission lines; fiberglass-composite pipe for transporting oil, chemicals and corrosive fluids and specialized materials and products used in infrastructure products. One of the Company’s major strategic objectives is to maintain consistent and quality earnings across all of the Company’s areas of operations. These financial goals translate into the creation of stockholder value and greater returns for stockholders. The purpose of the compensation program is to support these larger business imperatives and ultimately align the management team’s interests with Ameron’s stockholders. To achieve this purpose, the specific objectives of Ameron’s compensation program are:

  to attract and retain highly qualified and productive members of the Company’s management team;

  to motivate the Company’s management team to achieve both annual and long-term financial goals approved by the Board of Directors; and

  to align the interests of the Company’s management team with those of the Company’s stockholders.

Philosophy

     The components of the Company’s executive compensation program are designed to achieve the objectives described above based on the following compensation philosophy:

Philosophy Component	Rationale
Compensation should support the business strategy	The purpose of the compensation program is to support Ameron’s larger business goals and ultimately align the management team’s interests with Ameron’s stockholders.

Compensation should be primarily based on performance	Basing a significant portion of Named Executive Officer compensation on performance aligns the interests of management with stockholders, as executives will only be compensated if the Company’s strategic and financial goals are achieved. The Company awards performance-based compensation through its annual bonus, long-term cash incentive award, and long-term equity compensation program. The annual bonus and long-term cash incentive award are tied to the Company’s achievement of financial goals that are approved by the Board of Directors. The value of the equity portion is inherently tied to the Company’s stock price in order to directly align the interests of the Named Executive Officers and the stockholders.

Compensation levels should be competitive	Awarding a competitive level of compensation is critical for Ameron to attract and retain highly qualified and productive members of the Company’s management team. Total target direct compensation (base salary, annual bonus, long-term cash incentive awards and equity awards) of the Named Executive Officers should be fixed at levels generally comparable to those being paid to similarly situated executives of other U.S.-based general diversified manufacturing companies with similar domestic and international sales and industries, but adjusted based on the individual Named Executive Officer’s experience, expertise and performance.

Executive Talent Market and Competitive Positioning

     As discussed above, to help the Company attract and retain highly qualified and productive members of the Company’s management team, the Company offers its NEOs compensation that is competitive with the compensation being offered by other U.S.-based general diversified manufacturing companies with similar domestic and international sales and industries. The Compensation Committee, with the assistance of its independent outside compensation consultants, has selected a group of companies (“Comparator Group”) which it uses for Named Executive Officer compensation comparability purposes. In developing the Comparator Group, the Compensation Committee used various criteria, including:

Peer Group Screening Criteria	Description and Screening Methodology
Labor Market
  Labor market is defined by companies that Ameron competes with for executive talent.
  The Compensation Committee believes that the Company’s executive talent market is inclusive of, yet broader than, the Company’s direct competitors.

Peer Group Screening Criteria	Description and Screening Methodology
Size
  Size is defined by the Company’s annual revenue.
  The Compensation Committee believes that there is a clear correlation between compensation levels and revenue size in the manufacturing sector, as larger companies tend to manage more capital and have more complex operations, which increases the job scope and responsibility associated with executive positions.

Business Complexity
  Business complexity is defined by number of business units, international footprint, and joint ventures.
  The Compensation Committee recognizes that the Company has a greater number of business units, international operations and joint ventures than other organizations of similar revenue size, and therefore screened for companies that have two or more business units, international operations and/or joint venture activity to ensure that those companies have a similar level of diversity and complexity as the Company. The Company’s consolidated operations currently include its Fiberglass-Composite Pipe Group, its Water Transmission Group and its Infrastructure Products Group. The Fiberglass-Composite Pipe Group manufactures and markets filament-wound and molded composite fiberglass pipe, tubing, fittings and well screens commonly used in oilfield applications. The Water Transmission Group manufactures and supplies concrete and steel pressure pipe, concrete non-pressure pipe, protective linings for pipe, and fabricated steel products such as wind towers. The Infrastructure Products Group manufactures and sells ready-mix concrete, sand and aggregates, and concrete and steel lighting and traffic poles. Additionally, the Company has a significant investment in TAMCO, which operates a steel mini-mill, and in several joint ventures in the Middle East which manufacture concrete and fiberglass-composite pipe. The Company’s various businesses generally operate internationally, with manufacturing plants in the U.S., Mexico, Europe, South America and Asia.

     Based on these criteria, the Compensation Committee has selected the following group of twelve companies as its current Comparator Group:

Dresser-Rand Group	Northwest Pipe Company
Gibraltar Industries	Schnitzer Steel
Grant Prideco	Texas Industries
Lufkin Industries	Trinity Industries
Martin Marietta Materials	Valmont Industries
National Oilwell Varco	Vulcan Materials

     These companies compete in the building materials, water pipeline / heavy-duty steel fabrication, oilfield products and steel industries. They represent public manufacturing companies which compete directly with the Company’s businesses, which would be direct competitors if such companies operated in the Company’s geographic territories, which offer products similar to those sold by the Company, and/or which operate in markets generally served by the Company.

     The Compensation Committee also reviews the roles and responsibilities of the Named Executive Officers in comparison to executives at companies within the Comparator Group as a basis for developing competitive market compensation levels for each Named Executive Officer. For example, the Compensation Committee compared the Company’s CEO to other CEOs that also serve as a Chairman and/or President.

     The Company’s total direct compensation (base salary, annual bonus, long-term cash incentive award, long-term equity-based award) for the Named Executive Officers is positioned to provide a competitive award. The Compensation Committee specifically defines a “competitive award” as positioning total direct compensation at the 40th percentile of the Comparator Group. For fiscal year 2007, total direct compensation was positioned below the Comparator Group’s 50th percentile to acknowledge the fact that the median annual revenue of the Comparator Group was larger than the Company’s annual revenue.

Components of Executive Compensation

     The executive compensation for the Named Executive Officers is comprised of the following components:

  base salary (i.e., fixed compensation);

  performance-based incentive compensation (i.e., variable compensation), including:
  annual bonus,

  long-term incentives, including:

    long-term cash incentive awards,

    long-term equity-based awards;
  retirement benefits; and

  perquisites and other benefits.

Discussion and Analysis

     Base Salary. Base salary is the Company’s basic element of compensation. It is also a principal element upon which target annual bonuses and long-term cash incentive awards are calculated. Base salary is designed to compensate the Named Executive Officers in part for their roles and responsibilities in the Company, and also to provide a stable and fixed level of compensation that serves as a retention tool. The base salaries of the Named Executive Officers are reviewed and fixed by the Compensation Committee on a yearly basis, typically in late January or early February. In general, the Compensation Committee’s goal is to position base salaries for the Named Executive Officers at the 50th percentile as compared to executives with similar positions and functional responsibilities within the Comparator Group. However, current base salaries for each Named Executive Officer also reflect adjustments by the Compensation Committee (both up and down) from the 50th percentile as a result of the Compensation Committee’s judgment of the individual Named Executive Officer’s expertise, experience and tenure in their current positions with the Company and the Compensation Committee’s evaluation of the individual Named Executive Officer’s overall performance. In setting base salaries for the Named Executive Officers, the Compensation Committee also considered survey data provided by Mercer Consulting in January 2007, which indicated that the base salaries among general industry companies nationwide increased approximately 3.9% during 2006. Based on this information and Compensation Committee judgment, in January 2007, the annual base salary of the CEO was increased approximately 4% from his 2006 annual base salary; the annual base salary of the CFO was increased approximately 4.2%; the annual base salary of Mr. Friedrich was increased approximately 4%; and the annual base salaries of Messrs. Giese, Solis and Wagner were increased approximately 3%. Following these adjustments, the aggregate of the base salaries of these Named Executive Officers as a whole for fiscal year 2007 was approximately at the 50th percentile of the Comparator Group.

     Annual Bonus. The Company’s annual bonus program (also known as its Management Incentive Compensation Plan, or “MICP”) is intended to motivate the Named Executive Officers to meet the annual performance goals of the Company. Annual bonuses are awarded to NEOs based on the Company’s actual financial performance as compared to plan targets established by the Board at the beginning of the fiscal year. For fiscal year 2007, the corporate-wide performance measures used as the basis for the program were earnings per share (“EPS”) and return on sales (“ROS”). The Compensation Committee selected EPS and ROS because these financial measures are consistent with the Company’s major strategic objective to grow profitably and because these performance measures have a strong correlation to stockholder value creation. For group presidents, the Compensation Committee also relies on targets tied to return on net assets employed (“RONAE”) and group sales growth as the Compensation Committee believes that these factors best reflect business group profitability, which in turn drives long-term stockholder value. Because of the relatively volatile trade volume of the Company’s shares, and the susceptibility of the Company’s share price to volatility based on extraneous factors, the Compensation Committee does not believe that share price as a stand-alone metric is necessarily the best measure of corporate performance for annual bonus purposes. The performance measures are weighted for each Named Executive Officer based on the extent to which each executive can influence the particular performance results. The following table details the relative weighting for each Named Executive Officer:

	Annual Bonus Performance
	Measure Weighting
			Group	Group
Executive	EPS	ROS	RONAE	Sales Growth
James S. Marlen	50%	50%	—	—
James R. McLaughlin	50%	50%	—	—
Gary Wagner	50%	50%	—	—
Javier Solis	50%	50%	—	—
Ralph S. Friedrich	50%	50%	—	—
Thomas Giese	10%	10%	70%	10%

     For fiscal year 2007, the Compensation Committee established the following target bonuses for each Named Executive Officer (that is, the annual bonus awards to the Named Executive Officer if the Company achieved 100% of its target EPS, ROS, and, if applicable group, RONAE and sales growth):

Target Bonus as
Executive	Percent of Salary
James S. Marlen	100%
James R. McLaughlin	80%
Gary Wagner	80%
Javier Solis	80%
Ralph S. Friedrich	40%
Thomas Giese	80%

     These target bonus levels reflect the Compensation Committee’s review of the levels of target annual bonuses provided to similar executives in the Comparator Group. The Compensation Committee’s goal is to provide for annual cash incentive compensation to each Named Executive Officer at a level equal to the 50th percentile for similar executives within the Comparator Group. For fiscal year 2007, the annual bonus targets of the Named Executive Officers as a whole was approximately at the 50th percentile of the Comparator Group, although there was differentiation on the individual executive level. These individual differentiations are aligned with the Compensation Committee’s desire to provide a similar target bonus opportunity for the Named Executive Officers for internal equity reasons.

     For purposes of the MICP, EPS is modified from the corresponding amount calculated under generally accepted accounting principles (“GAAP”) in that: (1) earnings are calculated based on audited income from consolidated companies after income tax, excluding equity in earnings of affiliated unconsolidated companies, plus after-tax cash received from affiliated unconsolidated companies; (2) income taxes are calculated based on plan tax rates; and (3) shares are based on the audited common shares outstanding as of the beginning of the plan year. ROS equals the pretax, before interest income of the Company, similarly adjusted to only include the cash received from affiliated unconsolidated companies, divided by the Company’s sales. Group RONAE equals the after-tax operating profit of the group excluding interest and intercompany royalties divided by certain of such group’s operating assets. Non-GAAP after-tax operating profit is modified in that: (1) profits only include cash received from affiliated unconsolidated companies, minus income tax on cash received from such affiliated unconsolidated companies; and (2) income taxes are based on plan tax rates.

     For fiscal year 2007, the plan target EPS was $4.70, the plan target ROS was 10.4% and the plan target RONAE for Mr. Giese’s group was 10.1%. For fiscal year 2007, the actual EPS was $6.25, or approximately 133% of target, the actual ROS was 12.5%, or approximately 120% of target, the actual RONAE for Mr. Giese’s group was negative 3.3%, for purposes of the MICP. For fiscal year 2007, the sales growth for Mr. Giese’s group was 8.7%.

     MICP bonus awards to Named Executive Officers are primarily formula driven and then modified up or down based on the Compensation Committee’s judgment as to the overall performance of the Company and the individual Named Executive Officer during the year. Additionally, MICP bonuses are adjusted by a positive or negative modifier based on the Company’s reported earnings per share growth or drop from the prior year (“EPS Modifier”), reflecting the importance of earnings per share growth as an indicator of Company performance. For fiscal year 2007, the EPS

Modifier was 125.9%. In evaluating the performance of individual Named Executive Officers other than the CEO, the Compensation Committee routinely solicits the opinion of the CEO; however the ultimate decisions as to bonus awards for all Named Executive Officers, including the CEO, are made solely by the Compensation Committee.

     MICP bonus awards to the Named Executive Officers for fiscal year 2007, as reflected below in the “Fiscal Year 2007 Summary Compensation Table” were arrived at by the Compensation Committee based on target bonuses calculated in accordance with the target bonus guidelines described above, plus a factor of approximately 15% for Messrs. Marlen, Wagner and Solis based on the Compensation Committee’s recognition of the fact that the Company’s sales and earnings for fiscal year 2007 were the highest in the Company’s history, and the Compensation Committee’s judgment that such extraordinary results were achieved in large measure due to the excellent individual performances of those Named Executive Officers and their combined teamwork.

     Long-Term Incentive Awards. The Company’s long-term incentive program is intended to motivate the Named Executive Officers to meet the long-term performance goals of the Company. The Company awards long-term incentive compensation through the LTIP and its long-term equity compensation plan in the form of restricted stock awards that vest based on time and continued employment. The general purpose and rationale of the LTIP is to focus the Named Executive Officers on the Company’s long-term financial goals. For further information on the LTIP, see the discussion below under “Long-Term Cash Incentive Award.” The general purpose and rationale of the restricted stock award is to focus the Named Executive Officers on long-term stockholder value creation and thereby align management’s interests with those of stockholders, as well as to provide a retention vehicle to the management team. For further information on the restricted stock award, see the “Long-Term Equity Compensation” section.

     For fiscal year 2007, the LTIP and restricted stock award level was determined so that the Named Executive Officer team as a group was positioned at the 40th percentile of the Comparator Group. Individual executives were positioned above or below the 40th percentile of the Comparator Group based on the Compensation Committee’s judgment, which considered factors such as expertise, experience, tenure in current position, and the Compensation Committee’s evaluation of the individual Named Executive Officer’s overall performance.

  Long-Term Cash Incentive Award. As noted above, the Company’s LTIP is intended to motivate the Named Executive Officers to meet the long-term financial goals of the Company. The LTIP cash award is based on the Company’s three-year financial targets established by the Board. For the fiscal years 2007-2009 performance cycle, the Compensation Committee selected EPS and return on equity (“ROE”) as the performance measures. EPS was selected to encourage the Named Executive Officers to have both a short-term and long-term focus on EPS performance. ROE was selected to encourage the Named Executive Officers to employ capital effectively in generating profits for the Company. Formulaically, the LTIP is based on achievement of the cumulative three-year target EPS, but also contingent upon achievement of a threshold average ROE equal to 75% of the target average ROE for the three-year performance cycle. For Named Executive Officers who function as group presidents, their awards are also contingent upon achievement of a threshold average RONAE for their respective group equal to 75% of the target average RONAE for their respective group for the three-year performance cycle.

For the fiscal years 2007-2009 performance cycle the Compensation Committee established the following target awards (that is, the award which would be earned if the Company achieved 100% of its target EPS for that cycle):

Target LTIP as
Executive	Percent of Salary
James S. Marlen	50%
James R. McLaughlin	40%
Gary Wagner	40%
Javier Solis	40%
Ralph S. Friedrich	20%
Thomas Giese	40%

For purposes of the LTIP awards, EPS, ROE and RONAE are modified from the corresponding measures calculated using GAAP, in that earnings are calculated based on audited income from consolidated companies after income tax, plus cash received from affiliated unconsolidated companies, minus income tax on cash received from such affiliated unconsolidated companies. As with the annual bonus program, management is encouraged under the LTIP to maximize cash flow from affiliated unconsolidated companies. The LTIP measures performance over a three-year cycle. Unlike the annual bonus program, the LTIP uses GAAP measures which reflect actual versus plan income tax rates and actual fully-diluted shares rather than beginning shares outstanding.

For the fiscal years 2005-2007 performance cycle, target EPS was $10.50 and the threshold average ROE target was 7.4%. For that cycle, the actual EPS was $17.24 and the actual ROE was 15.9%, for purposes of the LTIP. For that cycle, the target average RONAE for Mr. Giese’s group was 12%. For that cycle, the actual average RONAE for Mr. Giese’s group was 4.7%. All actual awards to the Named Executive Officers for the fiscal years 2005-2007 performance cycle were strictly formula-driven.

  Long-Term Equity Compensation. Equity awards are considered by the Compensation Committee as an important element of long-term compensation that is intended to align the common interests of the Named Executive Officers and the stockholders and provide a retention vehicle for the management team. The Compensation Committee’s perspective is that equity awards to Named Executive Officers, other than the CEO whose equity compensation is discussed in the section below captioned "Executive Compensation – Narrative Discussion to Fiscal Year 2007 Summary Compensation Table and Fiscal Year 2007 Grants of Plan Based Awards Table – Employment Agreements – Mr. James S. Marlen", should be in the form of grants of restricted stock with a three-year vesting schedule and with a grant date immediately following the Compensation Committee’s meeting in late January or early February. The Compensation Committee has selected a three-year vesting schedule to support its goal of management retention. The grant date timing is based on the typical time the Compensation Committee reviews total direct compensation for the Named Executive Officers and is consistent with the time audited financial results for the completed fiscal year are released to stockholders and to the public.

     Restricted stock awards shown on the “Fiscal Year 2007 Grants of Plan-Based Awards” table below represent equity awards made in February 2007 with respect to the Company’s fiscal year 2006 performance. In January 2008 the Compensation Committee approved awards of restricted stock to the following Named Executive Officers with respect to fiscal year 2007 performance: 7,000 shares to Mr. Wagner, 6,000 shares to Mr. Solis and 2,000 shares to Mr. McLaughlin. Such awards with respect to fiscal year 2007 performance were approved by the Compensation Committee based on its recognition of the fact that the Company’s sales and earnings for fiscal year 2007 were the highest in the history of the Company, and the Compensation Committee’s judgment that such extraordinary results were achieved in large measure due to the excellent individual performances of those Named Executive Officers and their combined teamwork.

     Retirement Benefits. Named Executive Officers participate in the Company’s qualified pension plan (“Ameron Pension Plan”) to the same extent, and subject to the same terms and conditions, as other salaried employees of the Company. Retirement benefits under the Ameron Pension Plan are described in the section captioned “Fiscal Year 2007-End Pension Benefits” below. There are no supplemental executive retirement or pension benefits applicable to any of the Named Executive Officers.

     Perquisites and Other Benefits. The following list highlights the perquisites and other benefits paid to the Named Executive Officers.

  Named Executive Officers participate in the Company’s executive medical plan, which is a supplemental health insurance plan that reimburses Named Executive Officers for their out of pocket costs for deductibles, insurance co-payments and other medical costs which are not covered by the standard medical plan, subject to a reimbursement limitation of $10,000 per year.

  In fiscal year 2007, Named Executive Officers other than Messrs. Friedrich and McLaughlin participated in the Company’s executive life insurance plan which provides that the Company will pay the beneficiary(ies) of the Named Executive Officer a death benefit equal to three times the Named Executive Officer’s base salary while the Named Executive Officer remains employed by the Company, and a death benefit equal to one times the Named Executive Officer’s base salary following retirement.

  In fiscal year 2007, Named Executive Officers other than Messrs. Friedrich, McLaughlin and Solis participated in the Company’s financial planning and tax services plan which provides estate, tax and retirement planning, as well as tax return preparation services, through a third-party provider. The costs of such benefits are treated as income to the participating Named Executive Officers, however the Company provides a tax gross-up to such Named Executive Officers.

  Mr. Marlen is reimbursed for membership and dues to the Annandale Country Club located in Pasadena, California; the Regency Club located in Westwood, California; the Los Angeles Country Club located in Los Angeles, California; and the California Club also located in Los Angeles, California. Mr. Marlen receives these perquisites to allow him to represent the Company’s business matters in the larger community.

  Mr. Wagner is reimbursed for membership and dues to the Regency Club, and a tax gross-up.

     Impact of Accounting and Tax Treatments. Under Section 162(m) of the Code, publicly held companies may not take a tax deduction for compensation in excess of $1 million paid to the CEO or the other four most highly compensated executive officers unless that compensation meets the Internal Revenue Code’s definition of “performance-based” compensation. Section 162(m) allows a deduction for compensation to a specified executive that exceeds $1 million only if it is paid (i) solely upon attainment of one or more performance goals, (ii) pursuant to a qualifying performance-based compensation plan adopted by the Compensation Committee, and (iii) the material terms, including the performance goals, of such plan are approved by the stockholders before payment of the compensation. The Committee considers deductibility under Section 162(m) with respect to executive compensation arrangements for the Named Executive Officers. The LTIP is considered to be performance-based and therefore not subject to the deduction limitation contained in Section 162(m).

     Stock Ownership Guidelines. The Company does not presently have a policy or guidelines regarding stock ownership by its Named Executive Officers.

     Fiscal Year 2007 Compensation Break Down. The three tables below set forth information with respect to the various types of compensation paid to the Named Executive Officers discussed above. The tables include information with respect to restricted stock grants made in fiscal year 2008 to Messrs. McLaughlin, Wagner and Solis in respect of fiscal year 2007 performance. However, because of the accounting treatment of these grants under SFAS 123R, information with respect to these grants is not reflected in the tables included under “Executive Compensation.”

     Fixed vs. Variable Compensation. The following table sets forth the relative proportions of fixed (base salary and equity award) versus variable (annual bonus and long-term cash incentive award) compensation for each of the Named Executive Officers for fiscal year 2007:

	Fixed Compensation			Variable Compensation
					Long-
					term Cash	Total
	Base	Equity Award	Total Fixed	Annual	Incentive	Variable
Name	Salary $	$ (1)	Comp $	MICP $	Award $	Comp $
J. Marlen	848,810	1,544,040 (2)	2,392,850	1,900,000	854,880	2,754,880
J. McLaughlin	248,154	171,560	419,714	326,000	150,000	476,000
G. Wagner	379,051	600,460	979,511	675,000	304,880	979,880
J. Solis	322,705	514,680	837,385	575,000	259,560	834,560
R. Friedrich	185,871	—	185,871	125,000	74,880	199,880
T. Giese	261,238	—	261,238	—	—	—

     Current vs. Long-Term Compensation. The following table sets forth the relative proportions of current compensation (base salary and annual bonus) versus long-term compensation (long-term cash incentive award and equity award) for each of the Named Executive Officers for fiscal year 2007:

	Current Compensation			Long-Term Compensation
				Long-
			Total	term Cash		Total Long-
	Base	Annual	Current	Incentive	Equity Award	Term
Name	Salary $	MICP $	Comp $	Award $	$ (1)	Comp $
J. Marlen	848,810	1,900,000	2,748,810	854,880	1,544,040 (2)	2,398,920
J. McLaughlin	248,154	326,000	574,154	150,000	171,560	321,560
G. Wagner	379,051	675,000	1,054,051	304,880	600,460	905,340
J. Solis	322,705	575,000	897,705	259,560	514,680	774,240
R. Friedrich	185,871	125,000	310,871	74,880	—	74,880
T. Giese	261,238	—	261,238	—	—	—

     Mix of Long-Term Incentives. The following table sets forth the relative proportions of long-term cash incentive awards versus equity awards for each of the Named Executive Officers for fiscal year 2007:

	Long-Term Cash
	Incentive Awards	Equity Awards
Name	$	$ (1)
J. Marlen	854,880	1,544,040 (2)
J. McLaughlin	150,000	171,560
G. Wagner	304,880	600,460
J. Solis	259,560	514,680
R. Friedrich	74,880	—
T. Giese	—	—
____________________

(1)	“Equity Award” value is based on the per share closing price of the Common Stock on the New York Stock Exchange on January 30, 2008 of $85.78

(2)	Mr. Marlen’s equity award was made pursuant to an amendment to his employment agreement. Pursuant to the terms of the amendment, Mr. Marlen is entitled to receive annual grants under the Company’s 2004 Stock Incentive Plan of 8,000 fully vested shares of Common Stock in February of 2008, 2009 and 2010, subject to the satisfaction of certain conditions. See “Executive Compensation – Narrative Discussion to Fiscal Year 2007 Summary Compensation Table and Fiscal Year 2007 Grants of Plan Based Awards Table – Employment Agreements – Mr. James S. Marlen.”

Employment Agreements

     The Company generally does not enter into employment agreements with its executive officers, including the Named Executive Officers. No Named Executive Officer is party to an employment agreement with the Company other than James S. Marlen. As discussed above, the Compensation Committee believes that the Named Executive Officers’ base salaries should be reviewed on an annual basis such that the Compensation Committee can position Named Executive Officer base salaries at the 50th percentile as compared to executives with similar positions and functional responsibilities within the Comparator Group, while still retaining flexibility to adjust base salary from this target (both up and down) based on the Company’s performance as well as the Compensation Committee’s judgment of the individual Named Executive Officer’s expertise, experience and tenure in their current positions with the Company and the Compensation Committee’s evaluation of the individual Named Executive Officer’s overall performance. However, the Compensation Committee believed that it was appropriate to enter into an employment agreement with Mr. Marlen to ensure the long-term retention of his services as well as to provide him with appropriate incentives for future performance. The Compensation Committee believes that the benefits provided under the agreement are consistent with the Company’s executive compensation philosophy discussed above. The terms of Mr. Marlen’s employment agreement are summarized below under “Executive Compensation-Narrative Discussion to Fiscal Year 2007 Summary Compensation Table and Fiscal Year 2007 Grants of Plan Based Awards Table-Employment Agreements.”

Severance Arrangements

     While the Company generally does not enter into employment agreements with its executive officers, it has entered into severance agreements with certain of the Named Executive Officers. The Company is party to severance agreements with Messrs. Wagner, Solis and McLaughlin. Mr. Marlen’s employment agreement also provides for a severance package in certain circumstances. The Compensation Committee believes the benefits provided under these arrangements are appropriate to assist the Company in retaining the employment of the executive officers. The terms of these agreements are summarized below under “Potential Payments Upon Termination or Change of Control.”

Compensation Committee Report

     The Compensation Committee of the Board has reviewed and discussed with management of the Company the Compensation Discussion and Analysis included in this proxy statement and, based upon that review and discussion, recommended to the Board that it be included in this proxy statement.

Submitted by:

John E. Peppercorn, Chairman
David Davenport
Dennis Pouslen

Members of the Compensation Committee

EXECUTIVE COMPENSATION

Fiscal Year 2007 Summary Compensation Table

     The following table sets forth information concerning the compensation received by the Company’s Chief Executive Officer, the Company’s Chief Financial Officer, the Company’s three other most highly compensated executive officers, as well as one additional individual who would have been one of the Company’s most highly compensated executive officers were he serving as an executive officer at the end of fiscal year 2007 (collectively, the “Named Executive Officers”).

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
				Stock	Option	Incentive Plan	Deferred	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Compensation	Compensation
Principal Position	Year	$ (1)	$	$ (2)	$	$	Earnings $ (3)	$		Total $
James S. Marlen	2007	848,810	—	2,218,141	—	2,754,880	24,627	117,920	(4)	5,964,378
Chairman &
Chief Executive Officer

James R. McLaughlin	2007	248,154	—	21,849	—	476,000	57,679	19,381	(5)	823,063
Senior Vice President,
Chief Financial Officer
& Treasurer

Gary Wagner	2007	379,051	—	444,302	—	979,880	45,056	70,922	(6)	1,919,211
President
& Chief Operating
Officer

Javier Solis	2007	322,705	—	372,099	—	834,560	74,279	38,028	(7)	1,641,671
Executive Vice President,
Administration,
Secretary & General
Counsel

Ralph S. Friedrich	2007	185,871	—	21,849	—	200,880	56,268	13,244	(8)	478,112
Senior Vice President -
Technology

Thomas P. Giese	2007	261,238	—	225,882	—	—	71,151	52,582	(10)	610,853
Former Vice President &
Group President, Water
Transmission Group (9)
____________________

(1)	Amounts shown include cash and non-cash compensation earned for services performed and received by the Executive Officers as well as amounts earned but deferred at the election of those officers or the Company during the fiscal years indicated.

(2)	Certain awards of shares of restricted stock were made in fiscal years 2004, 2005, 2006 and 2007 under the Company’s Restricted Stock Agreement pursuant to the 2004 Stock Incentive Plan. The amounts shown in this column consists of the compensation cost of awards of restricted stock that were recognized in fiscal year 2007 by the Company pursuant to SFAS 123R. Additional information related to the calculation of the compensation cost and the assumptions used is set forth in Note 13 Incentive Stock Compensation Plans of the Notes to the Consolidated Financial Statements of the Company’s Annual Report on Form 10-K for fiscal year 2007.

There were no stock option awards to the Named Executive Officers in fiscal year 2007.

(3)	Amounts reflect the aggregate increase in the actuarial present value of accumulated benefits under the qualified Ameron Pension Plan (Salaried Section) as of November 30, 2007.

(4)	Amount includes executive perquisites in the amount of $63,490, reimbursement for taxes on executive perquisites in the amount of $14,320, a contribution by the Company to the 401(k) Savings Plan in the amount of $6,200 and dividends paid on unvested shares of restricted stock in the amount of $33,910. Executive perquisites include amounts paid by the Company for annual automobile allowance, club membership dues, financial planning and tax services and executive life and medical insurance premiums.

(5)	Amount includes executive perquisites, a contribution by the Company to the 401(k) Savings Plan in the amount of $6,556 and dividends paid on unvested shares of restricted stock in the amount of $713.

(6)	Amount includes executive perquisites in the amount of $36,913, reimbursement for taxes on executive perquisites in the amount of $13,738, a contribution by the Company to the 401(k) Savings Plan in the amount of $6,510 and dividends paid on unvested shares of restricted stock in the amount of $13,761. Executive perquisites include amounts paid by the Company for annual automobile allowance, club membership dues, financial planning and tax services and executive life and medical insurance premiums.

(7)	Amount includes executive perquisites in the amount of $20,175, a contribution by the Company to the 401(k) Savings Plan in the amount of $6,461 and dividends paid on unvested shares of restricted stock in the amount of $11,392. Executive perquisites include amounts paid by the Company for annual automobile allowance and executive life and medical insurance premiums.

(8)	Amount includes executive perquisites, a contribution by the Company to the 401(k) Savings Plan in the amount of $6,915 and dividends paid on unvested shares of restricted common stock in the amount of $713.

(9)	Mr. Giese resigned as an executive officer of the Company on November 15, 2007 in anticipation of his retiring from the Company on March 1, 2008.

(10)	Amount includes executive perquisites $28,311, reimbursement for taxes on executive perquisites $11,890, a contribution by the Company to the 401(k) Savings Plan in the amount of $6,568 and dividends paid on unvested shares of restricted stock in the amount of $5,813. Executive perquisites include amounts paid by the Company for annual automobile allowance, financial planning and tax services and executive medical insurance premiums.

Fiscal Year 2007 Grants of Plan-Based Awards

     The following table sets forth information concerning awards of stock options and restricted stock made to each of the Named Executive Officers during fiscal year 2007.

												Grant
										All Other		Date Fair
				Estimated Future Payouts						Stock		Value of
				Under Non-Equity Incentive			Estimated Future Payouts Under			Awards: #		Stock And
				Plan Awards (1)			Equity Incentive Plan Awards			of Shares		Option
	Grant		Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	of Stocks		Awards
Name	Date		Date	$	$	$	# Shares	# Shares	# Shares	or Units #		$ (2)
J. Marlen	1/30/07			106,860	427,440	854,880
	2/9/07	(3)	1/31/07							14,896	(4)	1,202,554
	9/19/07	(3)	9/19/07				8,000	20,000	24,000			2,397,840
	9/19/07		9/19/07							54,000	(3)	5,395,140
J. McLaughlin	1/30/07			25,000	100,000	200,000
	2/9/07		1/31/07							1,018	(4)	82,183
G. Wagner	1/30/07			38,110	152,440	304,880
	2/9/07		1/31/07							6,206	(4)	501,010
J. Solis	1/30/07			32,445	129,780	259,560
	2/9/07		1/31/07							4,965	(4)	400,824
R. Friedrich	1/30/07			9,360	37,440	74,880
	2/9/07		1/31/07							1,018	(4)	82,183
T. Giese	1/30/07			26,265	105,060	210,120
	2/9/07		1/31/07							447	(5)	36,086

____________________

(1)	Amounts shown in this table were calculated using the salaries for the listed participants in the LTIP as of November 30, 2007. Actual payouts, if any, would be based on actual salaries at November 30, 2009, the end of the performance cycle. Participants in the LTIP are eligible to receive cash incentive awards and equity awards based on the financial performance of the Company and its business units, after the end of each three-year performance cycle. The above table shows, for the Named Executive Officers, the calculated future payouts, if any, under the LTIP for the three-year performance cycle which began in fiscal year 2007. Threshold amounts are the minimum amounts payable under the LTIP provided that the minimum level of performance is achieved with respect to the pre-established performance objective, measured in terms of cumulative earnings per share for that three-year cycle. If such performance is not achieved, amounts paid would be zero.

(2)	Certain awards of shares of restricted stock were made in fiscal years 2004, 2005, 2006 and 2007 under the Company’s Restricted Stock Agreement pursuant to the 2004 Stock Incentive Plan. The amounts shown in this column consists of the compensation cost of awards of restricted stock that were recognized in fiscal year 2007 by the Company pursuant to SFAS 123R. Additional information related to the calculation of the compensation cost and the assumptions used is set forth in Note 13 Incentive Stock Compensation Plans of the Notes to the Consolidated Financial Statements of the Company’s Annual Report on Form 10-K for the fiscal year 2007.

(3)	See “Narrative Discussion to Fiscal Year 2007 Summary Compensation Table and Fiscal Year 2007 Grants of Plan Based Awards Table—Employment Agreements—Mr. James S. Marlen” below.

(4)	Reflects awards of shares of restricted stock pursuant to the Company’s 2004 Stock Incentive Plan Restricted Stock Agreement granted on February 9, 2007. Such restricted stock vests at 33-1/3% per year with the exception of Mr. Giese’s shares which vested on November 30, 2007. Any dividends generally declared by the Company are paid during the restricted period on shares of restricted stock.

Narrative Discussion to Fiscal Year 2007 Summary Compensation Table and Fiscal Year 2007 Grants of Plan Based Awards Table

Employment Agreements

     The Company has entered into an employment agreement with Mr. James S. Marlen, the material terms of which are summarized below. The Company has not entered into an employment agreement with any other Named Executive Officer.

     Mr. James S. Marlen. In January 2003, the Company entered into an Amended and Restated Employment Agreement (“Employment Agreement”) with Mr. Marlen for his continued employment as Chairman, President and CEO. The term of the Employment Agreement was due to expire when Mr. Marlen attained the age of 67½ on September 14, 2008. However, as previously reported, the Company and Mr. Marlen entered into a First Amendment to the Employment Agreement (the “Amendment”) on September 19, 2007. The principal basis for the Company to enter into the Amendment was the judgment of the Board that Mr. Marlen was the best person to continue to serve as Chairman, President and CEO of the Company. Pursuant to the Amendment, the term of the Employment Agreement was extended to March 31, 2010; provided, however, that the Company, in the sole discretion of the Board, may further extend the term for up to eight months to end not later than November 30, 2010. Mr. Marlen’s annual base salary rate is subject to merit increases based on annual reviews by the Board, with participation in the MICP, the LTIP, and other executive compensation and benefit plans.

     The Amendment provides that Mr. Marlen will be entitled to receive annual grants under the Company’s 2004 Stock Incentive Plan of 18,000 fully vested shares of Common Stock in February of 2008, 2009 and 2010, so long as both a “Change of Control” of the Company has not occurred and Mr. Marlen continues to be employed by the Company as its Chairman of the Board, President, or Chief Executive Officer as of the applicable grant dates. Mr. Marlen will not be entitled to receive these annual grants after a “Change of Control” or after his employment with the Company terminates for any reason (including termination with or without cause or due to retirement, resignation, death or disability).

     Also under the terms of the Amendment, on September 19, 2007 the Company and Mr. Marlen entered into a certain Performance Stock Unit Agreement (the “Performance Stock Unit Agreement”), pursuant to which he may receive up to 24,000 shares of Common Stock. Upon vesting, each performance stock unit equals the right to receive one share of Common Stock. The Performance Stock Unit Agreement provides for cliff vesting of the performance stock units at the end of the term of the Employment Agreement; provided that the performance stock units will vest earlier upon a “Change of Control” or upon Mr. Marlen’s “Termination Without Cause,” or by reason of his death or disability. No performance stock units will vest if Mr. Marlen retires, resigns or his employment is terminated other than for a Termination Without Cause prior to a Change of Control or before the end of the term of his employment agreement. The Performance Stock Unit Agreement provides for a target grant of 20,000 performance stock units, but the ultimate number will depend on the per share closing price of the Common Stock on the date of vesting. Specifically, if the per share closing price of the Common Stock on the date of vesting is at or below $75.00, 8,000 units will vest. As the per share closing stock price increases, the number of units that vest will increase, up to a maximum of 24,000 if the per share closing price of the Common Stock on the date of vesting is at or above $119.00.

     For the purposes of the Employment Agreement, the Amendment and the Performance Stock Unit Agreement, the following terms have the following definitions:

  A “Termination Without Cause” shall exist if Mr. Marlen’s employment is terminated by the Company for any reason except: (a) willful breach of duty by Mr. Marlen in the course of his employment, (b) habitual neglect of duty or continued incapacity to perform it or (c) a material breach by Mr. Marlen of his obligations under the Employment Agreement (as Amended by the Amendment); provided, however, that Company shall provide Mr. Marlen with not less than sixty (60) days prior written notice describing the behavior or conduct which is alleged by the Company to constitute Cause for termination and Mr. Marlen shall be provided with reasonable opportunity to correct such behavior or conduct within that notice period. Additionally, if the title of President, Chief Executive Officer or Chairman of the Board is removed from Mr. Marlen without his consent and he terminates his employment within six (6) months of the removal of any such title, such termination shall be deemed to be a “Termination Without Cause” by the Company.

  “Change of Control” shall mean one or more of the following: (a) the acquisition, directly or indirectly by any person or related group of persons (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), but other than the Company or a person that directly or indirectly controls, is controlled by, or is under control with the Company, of beneficial ownership (as defined in Rule 13d-3 of the Exchange Act) of securities of the Company that results in such person or related group of persons beneficially owning securities representing 40% or more of the combined voting power of the Company’s then-outstanding securities; (b) a merger or consolidation to which the Company is a party, if (i) the beneficial owners of the Company’s securities immediately before the transaction, do not, immediately after the transaction, have beneficial ownership of securities of the surviving entity or parent thereof representing at least 50% of the combined voting power of the then-outstanding securities of the surviving entity or parent, and (ii) the directors of the Company immediately prior to consummation of the transaction do not constitute at least a majority of the board of directors of the surviving entity or parent upon consummation of the transaction; (c) a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases by reason of one or more contested elections for Board membership, to be comprised of individuals who either (i) have been Board members since the beginning of such period or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (i) who were still in office at the time the Board approved such election or nomination; or (d) the sale, transfer or other disposition of all or substantially all of the Company’s assets in complete liquidation or dissolution of the Company unless (i) the beneficial owners of the Company’s securities immediately before the transaction have, immediately after the transaction, beneficial ownership of securities representing at least 50% of the combined voting power of the then-outstanding securities of the entity acquiring the Company’s assets, and (ii) the directors of the Company immediately prior to consummation of the transaction constitute a majority of the board of directors of the entity acquiring the Company’s assets upon consummation of the transaction.

Outstanding Equity Awards at Fiscal Year 2007 End

     The following table sets forth information concerning each of the Named Executive Officer’s equity awards that were outstanding as of the end of fiscal year 2007. None of the Named Executive Officers holds any options to purchase Common Stock.

	Stock Awards
			Equity Incentive		Equity Incentive
			Plan Awards:		Plan Awards Market
	Number of	Market Value	Number of		or Payout Value of
	Shares or	of Shares or	Unearned Shares,		Unearned Shares,
	Units of Stock	Units of Stock	Units or Other		Units or Other
	That Have Not	That Have Not	Rights That Have		Rights That Have
Name	Vested #	Vested $	Not Vested #		Not Vested $ (1)
J. Marlen	—	—	115,396	(1)(2)	12,206,589
J. McLaughlin	—	—	1,018	(3)	107,684
G. Wagner	—	—	15,373	(3)	1,626,156
J. Solis	—	—	12,465	(3)	1,318,548
R. Friedrich	—	—	1,018	(3)	107,684
T. Giese	—	—	5,000	(3)	528,900
____________________

(1)	Value is based on the per share closing price of the Common Stock of $105.78 on the New York Stock Exchange on November 30, 2007, the last day of fiscal year 2007.

(2)	The vesting dates on the outstanding unvested shares for Mr. Marlen are:

	Grant										Total
	Date	Grant Date								Grant Date	Shares Not
	2/1/05	1/25/06		Grant Date 2/9/07			Grant Date 9/19/07			9/19/07	Vested
Vesting	2/1/08	1/25/08	1/25/09	2/9/08	2/9/09	2/9/10	2/1/08 (a)	2/1/09 (a)	2/1/09 (a)	3/31/10 (b)
J. Marlen	7,500	7,500	7,500	4,965	4,965	4,969	18,000	18,000	18,000	24,000	115,396
____________________

(a)	Pursuant to the terms of the Amendment, the shares of Common Stock will not vest if either a Change of Control has occurred or Mr. Marlen is no longer employed by the Company as its Chairman of the Board, President, or Chief Executive Officer at or prior to the applicable grant date. See “Narrative Discussion to Fiscal Year 2007 Summary Compensation Table and Fiscal Year 2007 Grants of Plan Based Awards Table—Employment Agreements—Mr. James S. Marlen” above.

(b)	The Performance Stock Unit Agreement governing this grant provides for cliff vesting of the performance stock units at the end of the term of Mr. Marlen’s employment agreement (that is, as early as March 31, 2010, but no later than November 30, 2010). However, the performance stock units will vest earlier upon either a Change of Control or upon the termination of Mr. Marlen’s employment without Cause, or by reason of his death or disability. Upon vesting each performance stock unit shall equal one share of Common Stock. The number of performance stock units that will vest will be based on the per share closing price of the Common Stock at the time of the applicable event triggering vesting, but in no case shall exceed 24,000. See “Narrative Discussion to Fiscal Year 2007 Summary Compensation Table and Fiscal Year 2007 Grants of Plan Based Awards Table—Employment Agreements—Mr. James S. Marlen” above.

(3)	The vesting schedules for the outstanding unvested equity awards of the other Named Executive Officers are as follows:

							Total
	Grant Date	Grant Date					Shares Not
	2/1/05	1/25/06		Grant Date 2/9/07			Vested
Vesting Dates:	2/1/08	1/25/08	1/25/09	2/9/08	2/9/09	2/9/10
J. McLaughlin	—	—	—	339	339	340	1,018
G. Wagner	2,500	3,333	3,334	2,069	2,036	2,068	15,373
J. Solis	2,500	2,500	2,500	1,655	1,655	1,655	12,465
R. Friedrich	—	—	—	339	339	340	1,018
T. Giese	1,667	1,666	1,667	—	—	—	5,000

Option Exercises and Stock Vested in Fiscal Year 2007

     The following table sets forth the number of shares of Common Stock that each of the Named Executive Officers acquired upon the vesting of grants of restricted stock and the value realized upon such vesting. None of the Named Executive Officers holds any options to purchase Common Stock.

	Stock Awards
	Number	Value
	of Shares	Realized
	Acquired	on Vesting
Name	on Vesting #	$ (1)
James S. Marlen	23,666	1,772,029
James R. McLaughlin	—	—
Gary Wagner	9,167	683,011
Javier Solis	8,334	620,211
Ralph S. Friedrich	—	—
Thomas P. Giese	7,115	534,514
____________________

(1)	Value is based on the per share closing price of the Common Stock on the New York Stock Exchange on the dates on which the shares vested.

FISCAL YEAR 2007-END PENSION BENEFITS

     The following table sets forth the present value of accumulated benefits payable to the Named Executive Officers under the qualified Ameron Pension Plan (Salaried Section) as of November 30, 2007.

		Number	Present	Payments
		of Years	Value of	During
		Credited	Accumulated	Last Fiscal
Name	Plan Name	Service #	Benefit $ (1)	Year $
James S. Marlen	Ameron Pension Plan	14.50	549,877	—
James R. McLaughlin	Ameron Pension Plan	13.17	356,108	—
Gary Wagner	Ameron Pension Plan	22.67	495,085	—
Javier Solis	Ameron Pension Plan	26.17	776,250	—
Ralph S. Friedrich	Ameron Pension Plan	30.00	680,030	—
Thomas P. Giese	Ameron Pension Plan	30.00	1,066,113	—
____________________

(1)	Additional information related to the valuation methods and all material assumptions applied in determining the present value of accumulated benefits are set forth in Note 16 Employee Benefit Plans to the Consolidated Financial Statements of the Company’s Annual Report on Form 10-K for fiscal year 2007.

____________________

     The Ameron Pension Plan provides a pension benefit to certain non union hourly and salaried employees of the Company and certain of its subsidiaries based on such individual’s final average earnings. An individual’s final average earnings equals the highest amount of compensation earned by the individual in a consecutive five year period over the last ten years. Amounts included in compensation include base monthly salary (exclusive of overtime, severance, bonuses, commissions and deferrals, as applicable). The Code limits the aggregate amount of compensation per year on which benefits are based as well as the aggregate amount of the annual pension which may be paid by an employer from a plan which is qualified under the Code for federal income tax purposes. As of November 30, 2007, the maximum compensation which may be considered in determining an individual’s final average earnings under the qualified Ameron Pension Plan was $220,000.

     The Ameron Pension Plan requires five years of service before an individual is vested. Once vested, an individual is entitled to a pension benefit at the normal retirement age of 65. Benefits are payable in the form of a straight life annuity, a ten year certain life annuity, a level income method or one of three joint and survivor life annuity formulas. The monthly pension benefit due to each Named Executive Officer, assuming the selection of a straight life annuity, equals 1.35% of the monthly final average earnings plus 0.6% of the monthly final average earnings in excess of covered compensation, multiplied by the number of years of credited service up to a maximum of 30 years. Any other form of payment elected would reduce this amount.

     The Ameron Pension Plan permits early retirement at age 55 if the individual has at least ten years of credited service. If early retirement is elected, the pension benefit will be reduced for each month that the early retirement date precedes the normal retirement date by (i) 5/9 of 1 percent for each of the first sixty months and (ii) 5/18 of 1 percent for the next sixty months. All of the Named Executive Officers were eligible for early retirement as of November 30, 2007.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

     The Company has entered into agreements with Messrs. Marlen, Wagner, Solis and McLaughlin which provide for certain severance and change of control payments, the material terms of which are summarized below. The Company has not entered into any such personal agreement with any of the other Named Executive Officer

     Mr. James S. Marlen. Pursuant to the terms of the Amendment, in the event that Mr. Marlen’s employment is Terminated Without Cause prior to March 31, 2010, the Company will pay Mr. Marlen a lump-sum cash severance payment equal to 1.5 times the sum of his base salary in effect as of the date of termination and the highest management incentive bonus paid to Mr. Marlen during the 5 years preceding the termination (but not less than 100% of his base salary as of the date of termination). Based on Mr. Marlen’s current base salary of $890,000 per year, and the bonus of $2,291,049 paid to him for 2006, the lump-sum cash severance that would be payable to Mr. Marlen in the event of such termination of employment without Cause would be presently $4,771,574. Under the terms of the Employment Agreement, Mr. Marlen would be reimbursed for any excise taxes, if any, which might be imposed under Section 4999 of the Code as a result of such lump-sum severance payment. All unvested restricted stock grants, stock options and performance stock units granted will become fully vested upon a Termination Without Cause. As of November 30, 2007, the value of these awards was $6,023,748 based on the per share closing price of $105.78 on that date on the New York Stock Exchange. In such circumstances, the Company would also continue to provide health and medical benefits substantially similar to those in effect as of the date of such termination, with Mr. Marlen remaining obligated to pay contributions towards such coverage at the same level as immediately prior to such termination, until the earlier of (1) the second anniversary of such date of termination, or (2) the date Mr. Marlen becomes employed by another party (the “Healthcare Benefits”). Mr. Marlen is not obligated to seek other employment or take any other action by way of mitigation of the amounts payable to him in connection with a Termination Without Cause. No lump-sum cash severance payment will be payable to Mr. Marlen in the event of termination of his employment for any reason at any time on or after March 31, 2010.

     In the event of Mr. Marlen’s death or long-term disability during the term of the Employment Agreement, all unvested restricted stock grants, stock options and performance stock units granted to him will become fully vested. As of November 30, 2007, the value of these awards was $6,023,748 based on the per share closing price of $105.78 on that date on the New York Stock Exchange. In addition, Mr. Marlen would also remain eligible or entitled, as the case may be, for a prorated management incentive or bonus award for the period prior to his death or long-term disability.

     In the event of Mr. Marlen’s voluntary resignation or his employment is terminated in a manner that does not qualify as a Termination Without Cause, he would be entitled to the Healthcare Benefits.

     In the event of a Change of Control, all unvested stock grants, stock options and performance stock units granted to Mr. Marlen will automatically vest upon such Change of Control. Assuming the Change of Control took place on November 30, 2007, the value of these awards was $6,023,748 based on the per share closing price of $105.78 on that date on the New York Stock Exchange. In the event that Mr. Marlen voluntarily resigns or is terminated without Cause within the 12 months following a Change of Control, Mr. Marlen will be entitled to the lump-sum cash severance payments described above (reduced to equal the then present value of such payments in accordance with Section 280G(d)(4) of the Code if such reduction is necessary in order for the Company to avoid making a gross-up payment to Mr. Marlen for taxes imposed under Section 4999 of the Code, and less any amounts of compensation and other earned income earned by Mr. Marlen for services rendered to parties other than the Company during the remainder of the term of the Employment Agreement as of the date of termination), and the Healthcare Benefits.

     Mr. Gary Wagner. In September 1998, the Company entered into Change of Control Agreement with Mr. Wagner. The terms of the agreement are automatically extended so that they always have a remaining term of two years. Under the terms of the agreement, the annual base salary rates of Mr. Wagner is subject to future merit increases based on annual reviews by the Board. In the event of a “Change of Control” resulting in a “Termination Without Cause” within 12 months following such Change of Control, Mr. Wagner would be entitled to severance benefits equal to three times the sum of (a) the higher of the annual base salary at the time of termination without cause or his current base salary and (b) the average annual bonus earned for the two completed fiscal years immediately prior to such termination. Based on Mr. Wagner’s current base salary of $457,000 per year, and the bonuses of $825,000 paid to him for 2006 and $675,000 for 2007, the lump-sum cash severance that would be payable to Mr. Wagner in the event of such termination of employment without cause would be presently $3,621,000. Additionally, Mr. Wagner would also be entitled to pro-rata portions of his target incentive bonuses under the MICP and LTIP. Such severance benefits are subject to reduction in order to comply with certain IRS regulations and limitations relating to a change of control. Mr. Wagner would also be entitled to continued health and medical benefits coverage for a period of two (2) years following such termination at the same cost he would be paying at the time of termination. In addition, regardless of whether Mr. Wagner is terminated, upon the occurrence of a Change of Control, all of his stock option awards and unvested restricted stock grants would become fully vested. As of November 30, 2007, the value of these awards was $1,626,156 based on the per share closing price of $105.78 on that date on the New York Stock Exchange. Mr. Wagner is not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to him pursuant to his Change of Control Agreement, and the amounts payable to him thereunder shall not be reduced or offset by any payments received by him on account of other employment.

     Mr. Javier Solis. In September 1998, the Company entered into Change of Control Agreement with Mr. Solis. The terms of the agreement are automatically extended so that they always have a remaining term of two years. Under the terms of the agreement, the annual base salary rates of Mr. Solis is subject to future merit increases based on annual reviews by the Board. In the event of a “Change of Control” resulting in a “Termination Without Cause” within 12 months following such Change of Control, Mr. Solis would be entitled to severance benefits equal to three times the sum of (a) the higher of the annual base salary at the time of termination without cause or his current base salary and (b) the average annual bonus earned for the two completed fiscal years immediately prior to such termination. Based on Mr. Solis’s current base salary of $356,000 per year, and the bonuses of $702,000 paid to him for 2006 and $575,000 for 2007, the lump-sum cash severance that would be payable to Mr. Solis in the event of such termination of employment without cause would be presently $2,983,500. Additionally, Mr. Solis would also be entitled to pro-rata portions of his target incentive bonuses under the MICP and LTIP. Such severance benefits are subject to reduction in order to comply with certain IRS regulations and limitations relating to a change of control. Mr. Solis would also be entitled to continued health and medical benefits coverage for a period of two (2) years following such termination at the same cost he would be paying at the time of termination. In addition, regardless of whether Mr. Solis is terminated, upon the occurrence of a Change of Control, all of his stock option awards and unvested restricted stock grants would become fully vested. As of November 30, 2007, the value of these awards was $1,318,548 based on the per share closing price of $105.78 on that date on the New York Stock Exchange. Mr. Solis is not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to him pursuant to his Change of Control Agreement, and the amounts payable to him thereunder shall not be reduced or offset by any payments received by him on account of other employment.

     Mr. James R. McLaughlin. In June 2000, the Company entered into a Change of Control Agreement with Mr. McLaughlin. The term of this agreement is automatically extended so that it always have a remaining term of two years. Under the terms of the agreement, Mr. McLaughlin’s annual base salary rate is subject to future merit increases based on annual reviews by the Board. In the event of a “Change of Control” resulting in a “Termination Without Cause” within 12 months following such Change of Control, Mr. McLaughlin would be entitled to a severance benefit equal to two times the sum of (a) the higher of the annual base salary at the time of termination without cause or his current base salary and (b) the average annual bonus earned for the two completed fiscal years immediately prior to such termination. Based on Mr. McLaughlin’s current base salary of $288,000 per year, and the bonuses of $268,000 paid to him for 2006 and $326,000 for 2007, the lump-sum cash severance that would be payable to Mr. McLaughlin in the event of such termination of employment without cause would be presently $1,170,000. Additionally, he would also be entitled to a pro-rata portion of target incentive bonuses under the MICP and LTIP. Such severance benefits are subject to reduction in order to comply with certain IRS regulations and limitations relating to a change of control. Mr. McLaughlin would also be entitled to continued health and medical benefits coverage for a period of two (2) years following such termination at the same cost he would be paying at the time of termination. In addition, regardless of whether Mr. McLaughlin is terminated, upon the occurrence of a Change of Control, all of his stock option awards and unvested restricted stock grants would become fully vested. As of November 30, 2007, the value of these awards was $107,684 based on the per share closing price of $105.78 on that date on the New York Stock Exchange. Mr. McLaughlin is not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to him pursuant to his Change of Control Agreement, and the amounts payable to him thereunder shall not be reduced or offset by any payments received by him on account of other employment.

     Definitions. For purposes of the Change of Control Agreements with Messrs. Wagner, Solis and McLaughlin summarized above, the following terms have the following definitions:

  a “Termination Without Cause” shall exist if the employee is terminated by the Company for any reason except: (1) willful breach of duty by the employee in the course of his employment or habitual neglect of his duty or continued incapacity to perform it, as contemplated by Section 2924 of the California Labor Code; (2) willful malfeasance or gross negligence by the employee in the performance of his duties; (3) any act of fraud, insubordination or other conduct by the employee which demonstrates gross unfitness for service; or (4) the employee's conviction (or entry of a plea of guilty, nolo contendere or the equivalent) for any crime involving moral turpitude, dishonesty or breach of trust or any felony which is punishable by imprisonment in the jurisdiction involved. Additionally, it shall be deemed to be a “Termination Without Cause” if the employee terminates employment with the Company because of any of the following: (a) the employee's annual base salary is reduced below a stated amount (unless such reduction is part of an across the board reduction affecting all Company executives with a comparable level of responsibility, title or stature); (b) the employee is removed from or denied participation in incentive plans, benefit plans, or perquisites generally provided by the Company to other executives with a comparable level of responsibility, title or stature; (c) the employee's target incentive opportunity, benefits or perquisites are reduced relative to other executives with comparable responsibility, title or stature, or (d) the employee's title, duties or responsibilities with the Company are significantly reduced, or (e) the employee is required to relocate to an area outside the Metropolitan Los Angeles area; provided, however, that the employee must furnish written notice to the Company setting forth the reasons for the employee's intention to terminate employment under this paragraph, and the Company shall have an opportunity to cure the actions or omissions forming the basis for such intended termination, if possible, within thirty (30) days after receipt of such written notice.

  a “Change of Control” means either (a) the dissolution or liquidation of the Company, (b) a reorganization, merger or consolidation of the Company with one or more entities as a result of which the Company is not the surviving entity, (c) approval by the stockholders of the Company of any sale, lease exchange or other transfer (in one or a series of transactions) of all or substantially all of the assets of the Company, (d) approval by the stockholder of the Company of any merger or consolidation of the Company in which the holders of voting stock of the Company immediately before the merger or consolidation will not own fifty percent (50%) or more of the outstanding voting shares of the continuing or surviving entity immediately after such merger or consolidation, or (e) a change of 25% or more (rounded to the next whole person) in the membership of the Board of Directors of the Company within a 12-month period, unless the election or nomination for election by stockholders of each new director within such period was approved by the vote of at least 85% (rounded to the next whole person) of the directors then still in office who were in office at the beginning of the 12-month period.

     The following report of the Audit Committee shall not be deemed soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent the Company specifically incorporates this report by reference therein.

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee of the Board is composed entirely of independent directors. Its composition meets the membership requirements described in the Audit Committee Charter. The purposes, duties and responsibilities of the Audit Committee are described in the Audit Committee Charter, a copy of which can be found at the Company’s website www.ameron.com by following the links to “Shareholders” and “Corporate Governance” or upon written request as set forth above under “The Board and its Committees—Additional Information.”.

     With respect to the Company’s fiscal year ended November 30, 2007, the Audit Committee: (a) has reviewed and discussed with management and PricewaterhouseCoopers LLP, the Company’s independent public accountants, the audited financial statements for the fiscal year 2007; (b) has discussed with the independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees); (c) has received from the independent public accountants the written disclosures required by Independence Standard Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with them their independence for the Company and its management; and (d) has considered whether the independent public accountants’ provision of the non-audit services which are described below under the caption “All Other Fees” is compatible with the independent public accountants’ independence.

     In reliance on the reviews and discussions referred to above, the Audit Committee has recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal year 2007 for filing with the SEC.

Audit and Non-Audit Fees

     The following table presents the aggregate fees billed to date by the Company’s principal accountant for services provided to the Company for fiscal years 2006 and 2007.

	2006 (5)	2007 (5)
Audit Fees (1)	$2,603,000	$2,260,000
Audit-Related Fees (2)	—	244,000
Tax Fees (3)	382,000	506,000
All Other (4)	200,000	—
Total	$3,185,000	$3,010,000
____________________

(1)	Audit Fees consisted of audit work performed in the preparation of the financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, such as statutory audits, reviews of interim financial information and assistance with registration statements filed with the SEC.

(2)	Audit-Related Fees consisted primarily of fees paid for review and consultation regarding the implementation of FIN 48, Accounting for Uncertainty in Income Taxes and related disclosure, and M&A due diligence.

(3)	Tax Fees related to tax preparation and compliance services were $278,000in 2006 and $328,000 in 2007. The balance related to miscellaneous tax consulting services.

(4)	For 2006, All Other fees were primarily related to M&A due diligence.

(5)	All Audit, Audit-Related and Tax Fees were approved by the Audit Committee pursuant to the pre-approval policy described immediately below.

     The Audit Committee approves in advance, all audit services, audit-related services and tax-related services provided by the Company’s independent public accountants. Pursuant to the pre-approval policy adopted by the Board in 2003, the Audit Committee also approves All Other services provided by the independent public accountants in advance on a case-by-case basis.

     PricewaterhouseCoopers LLP is the Company’s principal independent accountant from May 2003.

Submitted by:

J. Michael Hagan, Chairman
David Davenport
Terry L. Haines
William D. Horsfall

Members of the Audit Committee

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     It is the Company’s general policy not to enter into related-party transactions. To the extent a related party has an interest in a transaction, the Board of Directors reviews such transaction, the related party’s interest and determines whether such transaction is in the best interests of the Company and its stockholders.

     The Company owns 50% of TAMCO. Tokyo Steel Manufacturing Co, Ltd. (“Tokyo Steel”) and Mitsui (and its U.S. subsidiary) each own 25% of TAMCO. It is the Company’s understanding that the estate of Mr. Taro Iketani owns approximately 16.46% of the outstanding shares in Tokyo Steel. As disclosed under “Voting Securities and Principal Holders Thereof”, the estate of Mr. Iketani owns 6.69% of the shares of the Company.

     TAMCO leases form the Company, certain land, buildings and improvements used in TAMCO’s steelmaking operations at a monthly rate of $43,000 per month, payable quarterly in arrears. The amount receivable from TAMCO on the lease as of November 30, 2007 was $80,350. The Company leases certain other land from TAMCO used to store product at a monthly rate of $5,417 per month payable in arrears. TAMCO also provides and charges Ameron for certain utilities used in Ameron’s production processes. The Company reimbursed TAMCO $582,050 for its share of such costs in the year ended November 30, 2007.

MISCELLANEOUS

Cost of Soliciting Proxies

     The cost of soliciting proxies in the accompanying form has been or will be paid by the Company. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to beneficial owners, and the Company will, upon request, reimburse them for their reasonable expenses in so doing. Officers, directors and regular employees of the Company may request the return of proxies personally, by means of materials prepared for employee-stockholders or by telephone or telegram to the extent deemed appropriate by the Board. No additional compensation will be paid to such individuals for this activity. The extent to which this solicitation will be necessary will depend upon how promptly proxies are received; therefore, stockholders are urged to return their proxies without delay.

Stockholder Proposals

     Proposals of stockholders to be considered for inclusion in the proxy statement and form of proxy relating to the 2009 Annual Meeting must be addressed to the Company, Attention: Corporate Secretary, at the Company’s corporate offices, and must be received there no later than October 10, 2008.

     The Company’s Bylaws provide that for business to be brought before an annual meeting of stockholders by a stockholder, written notice must be received by the Secretary of the Company not less than 60 or more than 120 days prior to the annual meeting; provided that in the event the first public disclosure of the date of the meeting is made less than 65 days prior thereto, the required notice may be received within ten days following such public disclosure. The information which must be included in the notice is specified in the applicable Bylaw, a copy of which may be obtained from the Secretary as set forth above under “Additional Information.”

Householding of Proxy Materials

     The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or the Company that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold common stock directly. Requests should be addressed to the Company, Attention: Corporate Secretary, at the Company’s corporate offices located at 245 S. Los Robles Avenue, Pasadena, CA 91101, or by calling 626-683-4000.

OTHER MATTERS

     So far as the Company’s management knows, there are no matters to come before the meeting other than those set forth in this proxy statement. If any further business is presented to the Annual Meeting, the persons named in the proxies will act accordingly to their best judgment on behalf of the stockholders they represent.

By Order of the Board of Directors

Javier Solis
Secretary

February 25, 2008
Pasadena, California